Exhibit (g)

HALF-YEARLY REVIEW 2013-14

12 December 2013

This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. This section requires the Treasurer by 31 December in each year, to publicly release a statement (the Half-Yearly Review) containing:

▪	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections
▪	revised forward estimates, for major aggregates, over 3 years
▪	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.

Section 8 also requires the Half-Yearly Review to be based on actual results as at the end of the previous October.

Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.

Budget Paper No. 2 Budget Statement contains the full details of the 2013-14 Budget, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Notes to using this report

The Budget year refers to 2013-14, while the forward estimates period refers to 2014-15, 2015-16 and 2016-17.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentage changes are based on unrounded estimates.

www.treasury.nsw.gov.au

2013-14 Half-Yearly Review

2013-14 Half-Yearly Review

Chart and Table List

2013-14 Half-Yearly Review

1. Overview

1.1 Economy

The global economy is still expected to recover over 2013-14, but more gradually than previously anticipated. This softer global economic outlook has weakened both national and NSW economic prospects. Weaker terms of trade and modest employment and wages growth are expected to constrain income and demand growth and delay the transition to non-mining related business investment as a growth driver.

Consequently, the NSW economy is expected to expand at a slightly slower pace than forecast at Budget time.

Real Gross State Product (GSP) growth forecasts for both 2013-14 and 2014-15 have been revised down by ¼ percentage point to 2½ per cent, with the unemployment rate now forecast to drift higher to average 6¼ per cent in 2014-15 from a previous forecast of 5½ per cent. However, activity is still expected to lift over the course of 2014-15 driven by an ongoing strong rise in housing investment, strengthening exports, solid public final demand growth led by State government infrastructure spending and an emerging recovery in non-mining business investment.

There remains a high level of uncertainty around both the global and domestic economic outlooks. While the Government has a significant infrastructure program over the forward estimates which will boost activity, the timing and extent to which non-mining business investment becomes a major source of growth, both nationally and in New South Wales, remains a key uncertainty.

1.2 Revised Budget Forecasts

The weaker economic prospects are reflected in the fiscal aggregates. A weaker fiscal position in 2013-14 and across the forward estimates reflects softer revenues and expense revisions.

Consistent with the presentation in this year’s Budget, the 2013-14 Half-Yearly Review provides estimates of the Budget aggregates incorporating amendments to AASB 119 ’Employee Benefits’, as well as on a ‘traditional’ basis. An explanation of the budgetary impact of amendments to AASB 119 can be found in Box 1.1, Budget Paper No. 2, of the 2013-14 Budget Papers.

The Budget Result for 2013-14 is now forecast to be in deficit by $2,546 million. This is $656 million – that is, around 1 per cent of revenues – weaker than the Budget forecast of a $1,890 million deficit. Across the forward estimates (2014-15 to 2016-17), the Budget Result is now forecast to worsen by around $1,182 million.

2013-14 Half-Yearly Review	Page 1

On a traditional basis, the Budget Result for 2013-14 is forecast to be a deficit of $1,043 million compared with a deficit of $329 million at Budget. A return to surplus on this basis is still projected for 2014-15, with increasing surpluses continuing over the forward estimates.

At an aggregate level, both revenues and expenses have been impacted over the forward estimates by a restructure of the transport sector. Certain transport entity employee expenses are now reflected within the general government sector, with a recoupment of fees through a matching payment by the Public Trading Enterprises (PTE) into general government revenues (under sale of goods and services). This adds around $100 million each year to expenses and revenues, with minimal net impact on the Budget Result.

Revenues are up by $46 million in 2013-14 and down by $279 million over the forward estimates, 2014-15 to 2016-17. Abstracting from the transport impact above, revenues in 2013-14 are slightly softer with lower revenues from weaker payroll tax, Commonwealth National Partnership Payments and dividends broadly offset by higher than expected transfer duty revenue and GST payments. From 2014-15, while transfer duties remain slightly higher than anticipated at the 2013-14 Budget, they are more than offset by declines in other state taxes, including primarily payroll tax. In total, state taxation revenues have been revised down by $979 million across the Budget and forward estimates, 2013-14 to 2016-17.

Relative to the 2013-14 Budget, expenses are up by $703 million in 2013-14 and $903 million across the forward estimates, 2014-15 to 2016-17. As mentioned above, expenses, like revenues, have been inflated by transport changes. Abstracting from this effect, expenses are forecast to rise by $601 million in 2013-14, and around $600 million over the forward estimates. Upward revisions to estimated superannuation expenses, account for the bulk of the variations, with a further contribution from revisions to depreciation expenses and long service leave provisions as well as the carry forward of unspent funds from 2012-13. The contribution from new policy measures is modest at around $271 million across the Budget and forward estimates, 2013-14 to 2016-17.

Table 1.1 shows the revised estimates for the Budget Result. The estimates still show an upwards trajectory of improving fiscal results, with increasing surpluses (on a traditional basis) across the forward estimates.

Table 1.1: General Government Budget Results

	2012-13(a)	2013-14	2014-15	2015-16	2016-17
General Government	$m	$m	$m	$m	$m
2013-14 Budget	(374)	(1,890)	(563)	157	535
Half-Yearly Review	239	(2,546)	(1,051)	(323)	320

Memo Items (b)

Traditional Budget Result - 2013-14 Budget	(374)	(329)	829	1,305	1,526
Traditional Budget Result - Half Yearly Review	239	(1,043)	364	934	1,499
(a)	Break in series - 2012-13 Budget Results have been presented above on the basis of applicable Accounting Standards at the time of presentation. The restatement of the 2012-13 Budget Result, including the retrospective application of AASB 119, can be found in Table 2.1.
(b)	Budget Results for the 2013-14 Half-Yearly Review and 2013-14 Budget have been calculated on a traditional basis (i.e. excluding the amendments to AASB 119).

Page 2	2013-14 Half-Yearly Review

A better than expected net lending result for 2012-13 provided a stronger base for 2013-14 and beyond. The softer budget position relative to the 2013-14 Budget forecast is reflected in the State’s revised net lending position, which has also weakened over the forward estimates (see Table 1.2). On a traditional basis, the increase in net lending totals around $1 billion over the five years from 2012-13.

Table 1.2: General Government Net Lending Results

	2012-13(a)	2013-14	2014-15	2015-16	2016-17
General Government	$m	$m	$m	$m	$m
2013-14 Budget	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)
Half-Yearly Review	(2,168)	(5,264)	(4,419)	(2,825)	(1,691)

Memo Item (b)

Traditional Net Lending - 2013-14 Budget	(2,970)	(2,966)	(2,411)	(1,163)	(463)
Traditional Net Lending - Half-Yearly Review	(2,168)	(3,760)	(3,005)	(1,569)	(512)
(a)	Break in series - 2012-13 Net Lending Result has been presented above on the basis of applicable Accounting Standards at the time of presentation. The restatement of the 2012-13 Net Lending Result, including the retrospective application of AASB 119, can be found in Table 2.1.
(b)	Net Lending Results for the 2013-14 Half-Yearly Review and 2013-14 Budget have been calculated on a traditional basis (i.e. excluding the amendments to AASB 119).

Net financial liabilities for the general government sector are projected to be $60.3 billion in June 2014, which is $7.1 billion lower than the Budget estimate. The improvement mainly reflects the impact of the revised actuarial valuation of superannuation liabilities following changes to underlying assumptions and the higher forecast return on superannuation investments in 2013-14.

Net debt has improved and is projected to be $14 billion in June 2014, $1.8 billion lower than the Budget estimate. This variance recognises the flow-on impact of the final Budget Result for 2012-13 partially offset by the lower forecast 2013-14 Budget Result in this Half-Yearly Review.

Net debt is projected to be $20.2 billion in June 2017, slightly below the $20.3 billion estimated in the 2013-14 Budget.

2013-14 Half-Yearly Review	Page 3

Table 1.3: General Government Net Financial Liabilities and Net Debt

	30 June
	2013	2014	2015	2016	2017
Net Financial Liabilities
2013-14 Budget
- $m	69,228	67,463	63,659	61,153	59,777
- % of GSP	14.7	13.6	12.2	11.1	10.4
Half-Yearly Review
- $m	62,963	60,330	59,355	59,140	57,866
- % of GSP	13.2	12.3	11.6	11.0	10.2
Change	(6,265)	(7,133)	(4,303)	(2,013)	(1,911)
Net Debt
2013-14 Budget
- $m	13,032	15,720	18,199	19,873	20,323
- % of GSP	2.8	3.2	3.5	3.6	3.5
Half-Yearly Review
- $m	11,907	13,966	17,222	19,401	20,161
- % of GSP	2.5	2.8	3.4	3.6	3.6
Change	(1,125)	(1,754)	(978)	(472)	(162)

As demonstrated in previous years, the Government is committed to continuing to live within its means. Accordingly, the Government will take the actions necessary to ensure it continues to deliver on its fiscal objectives.

Restraining annual expense growth to equal to or less than long term revenue growth continues to be a focus of the Government. Four year average revenue growth (2013-14 to 2016-17) has declined since Budget by 0.3 percentage points to 4.2 per cent largely due to weaker tax revenues and lower National Partnership Payments. At the same time, annual expense growth over the same four year period is estimated at 3.6 per cent, only marginally higher than the 3.5 per cent forecast at the 2013-14 Budget, and well below revenue growth.

Table 1.4: Growth in Revenue and Expenses

	Four Year Average Growth
	2013-14 to 2016-17
	Revenue	Expense
	%	%
2013-14 Budget	4.5	3.5
Half-Yearly Review	4.2	3.6

Average annual growth in employee expenses in the Half-Yearly Review is 3 per cent, around the same level as published in the Budget.

Expense growth continues to be impacted by large capital grants for rail infrastructure projects. In line with agency reform in the transport sector, the treatment of the rail sector grants is being reviewed - see Section 2.3 (Box 2.1).

Page 4	2013-14 Half-Yearly Review

1.3 Infrastructure Investment

Over the four years to 2016-17, state infrastructure investment is expected to total $59.3 billion –largely the same as the Budget estimate. Minor amendments across the sectors relate to revised timing of expenditures across 2013-14 and the forward estimates. Lower PTE expenditures in 2013-14 mostly relate to project delivery delays for major projects and project savings.

Challenging economic and fiscal circumstances highlight the importance of the Government’s strategy of recycling assets on its balance sheet in order to invest in new infrastructure. The successful long-term lease of Port Botany and Port Kembla allowed the Government to fund its commitment to the WestConnex motorway. Current transactions involve the long-term lease of the Port of Newcastle and the sale of Macquarie Generation. These reforms are essential if the State’s infrastructure backlog is to be remedied without placing further pressure on net debt and the cost of borrowing.

2013-14 Half-Yearly Review	Page 5

This page is intentionally left blank

Page 6	2013-14 Half-Yearly Review

2. Fiscal Position

2.1 2013-14 Budget Result

The Budget Result for 2013-14 is forecast to be a deficit of $2,546 million (incorporating amendments to AASB 119), a worsening of $656 million – equivalent to around 1 per cent of revenues – on the 2013-14 Budget estimate of $1,890 million. On a traditional basis, the Budget Result for 2013-14 is forecast to be a deficit of $1,043 million compared with a deficit of $329 million at Budget.

Both revenues and expenses are now expected to be slightly higher than at the time of the 2013-14 Budget.

As mentioned in Section 1.2, changes to employee arrangements within the transport portfolio have increased both revenue and employee expenses by $102 million in 2013-14.

Forecast revenues are expected to be $46 million higher in 2013-14, but without the transport impact revenues are lower by $56 million. They have been revised upwards for transfer duty ($168 million) associated with a stronger than expected pick up in the housing and commercial property markets. Goods and Services Tax forecasts are also higher ($154 million), mainly due to a one-off adjustment ($110 million) as a result of GST underpayment in 2012-13. These increases are offset by lower payroll tax revenue ($166 million), a re-profiling of Commonwealth National Partnership funding, primarily into 2012-13 ($180 million) and the removal of future dividends from sale of entities ($50 million).

Expenses are forecast to be $703 million higher primarily due to expense revisions which include actuarial revisions to superannuation ($203 million), long service leave ($68 million), changes in depreciation ($52 million), the net impact of change in the expected timing of recurrent expenses between 2012-13 and 2013-14 ($116 million), and the changes for transport portfolio employees mentioned above ($102 million). New policy decisions contribute $81 million to the change in expenses in 2013-14.

2013-14 Half-Yearly Review	Page 7

Table 2.1: General Government Sector Operating Statement

					4 Months to
	2012-13	2013-14			31/10/2013
	Actual (a)	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	21,980	23,455	23,310	(145)	7,398
Grants and Subsidies
- Commonwealth General Purpose	14,777	15,588	15,742	154	5,202
- Commonwealth Specific Purpose Payments	7,153	7,339	7,420	81	2,460
- Commonwealth National Partnership Payments	2,536	2,903	2,723	(180)	460
- Other Grants and Subsidies	941	949	958	9	391
Sale of Goods and Services	5,434	5,460	5,623	162	1,764
Interest	406	483	509	25	147
Dividend and Income Tax Equivalents from Other Sectors	2,648	2,155	2,105	(50)	679
Other Dividends and Distributions	595	467	447	(20)	98
Fines, Regulatory Fees and Other	3,662	3,774	3,783	10	1,248

Total Revenue from Transactions	60,131	62,573	62,619	46	19,848

Expenses from Transactions
Employee	26,195	26,710	26,898	188	8,801
Superannuation
- Superannuation Interest Cost	1,378	1,438	1,499	61	497
- Other Superannuation	2,349	2,466	2,607	141	820
Depreciation and Amortisation	3,667	3,855	3,907	52	1,249
Interest	2,220	2,246	2,218	(28)	690
Other Property	—	—	—	—	—
Other Operating	14,245	15,044	15,079	35	4,341
Grants and Subsidies
- Current Grants and Subsidies	9,071	9,496	9,665	168	3,441
- Capital Grants	2,336	3,207	3,293	86	901

Total Expenses from Transactions	61,462	64,462	65,165	703	20,740

Transactions from Discontinuing Operations	30	—	—	—	—
BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Result]	(1,300)	(1,890)	(2,546)	(656)	(893)
(a)	2012-13 Actuals adjusted to incorporate the retrospective application of AASB 119 as required under the Standard.

Page 8	2013-14 Half-Yearly Review

Table 2.1: General Government Sector Operating Statement (cont)

					4 Months to
	2012-13	2013-14			31/10/2013
	Actual (a)	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Other Economic Flows - included in the Operating Result
Gain/(Loss) from Superannuation	—	—	—	—	—
Gain/(Loss) from Other Liabilities	445	225	(6)	(231)	2
Other Net Gains/(Losses)	331	193	951	759	674
Share of Earnings from Associates (excluding Dividends)	(137)	8	8	—	—
Dividends from Asset Sale Proceeds	151	—	—	—	—
Deferred Income Tax from Other Sectors	634	—	—	—	—
Other	44	55	87	32	(42)
Discontinuing Operations - Other Economic Flows	—	—	—	—	—
Other Economic Flows - included in Operating Result	1,467	480	1,040	560	634

Operating Result	167	(1,409)	(1,506)	(96)	(259)

Other Economic Flows - Other Comprehensive Income

Items that will not be Reclassified to the Operating Result
Superannuation Actuarial Gain/(Loss)	7,152	5,652	6,309	657	1,858
Deferred Tax Direct to Equity	—	—	—	—	—
Revaluations	3,020	3,708	2,726	(982)	(1,016)
Share of Earnings from Associates from Revaluations	141	—	—	—	—

Items that may be Reclassified Subsequently to the Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	11,109	5,976	5,632	(345)	2,813
Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued	92	—	—	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	(3)	—	—	—	(3)
Other	(513)	(54)	896	951	1,098
Other Economic Flows - Other Comprehensive Income	20,999	15,283	15,564	281	4,749

Comprehensive Result - Total Change in Net Worth	21,166	13,873	14,058	185	4,490

Key Fiscal Aggregates

Comprehensive Result - Total Change in Net Worth	21,166	13,873	14,058	185	4,490
less: Net Other Economic Flows	(22,466)	(15,763)	(16,604)	(841)	(5,383)

Equals: Budget Result - Net Operating Balance	(1,300)	(1,890)	(2,546)	(656)	(893)

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	7,163	8,941	8,997	56	2,328
Sales of Non-Financial Assets	(1,023)	(688)	(593)	95	(138)
Less: Depreciation	(3,667)	(3,855)	(3,907)	(52)	(1,249)
Plus : Change in Inventories	(17)	2	(3)	(5)	(4)
Plus : Other Movements in Non-Financial Assets
- Assets Acquired Using Finance Leases	709	144	154	10	17
- Other	(759)	(1,907)	(1,931)	(24)	(511)
Equals: Total Net Acquisition of Non-Financial Assets	2,407	2,637	2,718	80	443

Equals: Net Lending/(Borrowing) [Fiscal Balance]	(3,707)	(4,527)	(5,264)	(737)	(1,335)
OTHER AGGREGATES

Capital Expenditure	7,873	9,085	9,151	66	2,345
(a)	2012-13 actuals adjusted to incorporate the retrospective application of AASB 119 as required under the Standard.

2013-14 Half-Yearly Review	Page 9

Revenues

Total revenue in 2013-14 is forecast to be $62,619 million or $46 million (0.1 per cent) higher than the 2013-14 Budget estimate of $62,573 million. This is 4.1 per cent higher than the revenue outcome in 2012-13 and compares with the Budget estimate of an increase of 5.0 per cent from a lower 2012-13 revenue estimate. Details of the major drivers of variances in revenues are outlined in the table below:

2013-14 Revenue		Variance from Original Budget	Rationale
Taxation Revenue ($145 million lower)
▪	Transfer Duty	$168 million higher	Higher than anticipated property market activity (prices and volume).
▪	Payroll Tax	$166 million lower	Lower growth in employment and wages due to a softening of the labour market.
▪	Gambling and Betting Taxes	$14 million lower	Lower than expected turnover.
▪	Health Insurance Levy	$75 million lower	Removal of the 2013-14 Budget initiative to increase the Health Insurance Levy (offset by patient fees negotiated with private insurance companies, which is included in Sales of Goods and Services below).
Commonwealth Grants
	GST	$154 million higher	Under-payment of 2012-13 GST ($110 million) and updated Commonwealth forecasts of the GST Pool as outlined in the Commonwealth Economic Statement and Pre-Election Economic and Fiscal Outlook.
National Agreement and Other Payments ($81 million higher)
▪	Catchment Management Authorities	$33 million higher	Increase in Commonwealth funding for the Caring for our Country program.
▪	Department of Education and Communities	$17 million higher	New Commonwealth Own Purpose Expenditure payment for the Australian Trainee Support Services program.
▪	Independent Transport Safety Regulator	$13 million higher	Reflects the establishment of a new national entity for the payment of funds to Independent Transport Safety Regulator.
▪	Department of Trade, Investment, Regional Infrastructure and Services	$7 million higher	Reflects revision to the timing of payment from external parties for the coal innovation projects.

Page 10	2013-14 Half-Yearly Review

2013-14 Revenue		Variance from Original Budget	Rationale
Commonwealth National Partnership Payments ($180 million lower)
▪	Transport for NSW	$70 million lower	Deferral of Commonwealth funding on capital projects including the Pacific Highway Project, Great Western Highway and Newell Highway to future years, offset by projected reduction in Commonwealth road funding primarily attributed to project planning delays on the Pacific Highway program.
▪	Department of Education and Communities	$56 million lower	Timing of the Commonwealth payments for the Skills Reform National Partnership paid in 2012-13 rather than 2013-14.
▪	Department of Trade and Investment, Regional Infrastructure and Services	$54 million lower	Revision for the Water for the Future National Partnership (Nimmie-Caira project).
Sale of Goods and Services		$162 million higher	Higher recoupment of fees from the Transport cluster (offset by a corresponding increase in employee expenses – see page 2) and higher patient fees expected from private health insurance companies (offset by the changes to the Health Insurance Levy).
Dividend and Income Tax Equivalents		$50 million lower	Removal of dividends associated with the disposal of electricity generator assets and slightly lower expected profits.
Fines, Regulatory Fees and Other Revenue ($10 million higher)
▪	Mining Royalties	$73 million lower	Reduction in coal prices, partly offset by lower exchange rate against the USD.
▪	Other Revenue	$83 million higher	An increase in private sector non-cash donations, higher collections of other fine revenue and higher unclaimed monies.

2013-14 Half-Yearly Review	Page 11

Expenses

Total expenses are now estimated to be $65,165 million compared with the 2013-14 Budget estimate of $64,462 million (incorporating amendments to AASB 119). The four year rolling average of expense growth has been relatively stable, increasing from 3.5 per cent to 3.6 per cent.

This variance in expense growth is largely due to lower expenditure in 2012-13, the impact of revised assumptions underpinning actuarial valuations of superannuation and long service leave, depreciation associated with revaluations and new spending decisions of $81 million in 2013-14. Details of the major drivers of variances in expense are outlined in the table below:

2013-14 Expenses	Variance from Budget	Rationale
Employee Expenses (excl super)	$188 million higher	Change in the employee arrangements within the transport portfolio. Employee expenses are now reflected within the general government sector, with a recoupment of fees through a matching payment by the PTEs in sale of goods and services ($102 million). The other major movements relate to carry forwards and changes to actuarial valuation for long service leave ($68 million).
Superannuation	$203 million higher	Mainly due to changes in underlying actuarial assumptions ($160 million).
Depreciation and Amortisation	$52 million higher	Higher depreciation expenses on education assets associated with higher asset valuations in 2012-13 ($74 million) offset by minor revisions in depreciation for other agencies.
Grants and Other Subsidies	$254 million higher	Major drivers are:
▪ an increase for disaster response service expenses due to extreme fires occurring during October 2013
▪ approved carry forwards from 2012-13
▪ new policy decisions.

Page 12	2013-14 Half-Yearly Review

2.2 Forward Estimates

As shown in Table 2.2 below, aggregate revenue is lower across the forward estimates years. Overall, total revenues are expected to be below budget by an average of around $60 million per annum or less than 0.1 per cent of annual revenues over the four years to 2016-17.

The weaker revenues are affected by a slower than expected economic recovery. This is most evident in lower payroll tax revenue, reflecting lower wages and employment growth, partially offset by higher transfer duties, increased GST revenue and higher sale of goods and service revenue.

Table 2.2: Reconciliation Statement – Revenues

	2013-14	2014-15	2015-16	2016-17
	$m	$m	$m	$m
Revenues – 2013-14 Budget	62,573	65,731	68,615	71,001
Policy Decisions	—	—	—	—
Parameter and Other Budget Variations
- Commonwealth Grants	55	136	203	210
- Other	(9)	(285)	(305)	(238)
Revenues – 2013-14 Half-Yearly Review	62,619	65,582	68,514	70,973

Over the 4 years to 2016-17, revenues are expected to grow at an average annual rate of 4.2 per cent (Table 2.3).

Table 2.3:  Comparison of Expected Revenue Growth

	2013-14	2014-15	2015-16	2016-17	Four Year Average
	%	%	%	%	%
2013-14 Budget	5.0	5.0	4.4	3.5	4.5
Half-Yearly Review	4.1	4.7	4.5	3.6	4.2

Table 2.4 shows the latest estimates of taxation revenue over the period to 2016-17. Higher transfer duty and vehicle ownership revenues are expected to be offset by lower payroll tax revenue and gambling revenues over the four years. In total, State taxation revenues have been revised down by $979 million over 2013-14 to 2016-17.

Table 2.4: Taxation Revenue

	2012-13	2013-14		2014-15	2015-16	2016-17
	Actual	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m
Stamp Duties	6,242	6,714	6,884	7,302	7,837	8,390
Purchaser Transfer Duty	4,568	4,960	5,128	5,445	5,845	6,275
Other Stamp Duties	1,674	1,754	1,756	1,857	1,992	2,115
Payroll Tax	6,946	7,330	7,164	7,607	8,170	8,753
Land Tax	2,333	2,525	2,525	2,665	2,824	2,998
Taxes on Motor Vehicle Ownership and Operation	2,064	2,147	2,172	2,281	2,384	2,498
Gambling and Betting	1,873	1,941	1,927	1,977	2,051	2,131
Other Tax Revenues	2,524	2,797	2,637	2,816	2,962	3,059
Total Tax Revenue	21,980	23,455	23,310	24,647	26,228	27,829

2013-14 Half-Yearly Review	Page 13

Table 2.5 shows that the variations in expenses across the forward estimates are largely driven by parameter and other budget variations, with only modest impact from policy initiatives. Revised actuarial valuations drive the superannuation and long service leave changes across the forward estimates. There is also a flow-on impact of higher depreciation on education assets associated with 2012-13 end of year revaluations as well as the carry forward of unspent funds from 2012-13.

Table 2.5: Reconciliation Statement – Expenses

	2013-14	2014-15	2015-16	2016-17
	$m	$m	$m	$m
Expenses - 2013-14 Budget	64,462	66,295	68,459	70,466

Policy Decisions

- New Spending Initiatives	81	89	55	46

Parameter and Other Budget Variations

- Superannuation	203	134	159	200
- Interest	(28)	(75)	(58)	(54)
- Other	448	190	222	(6)
Expenses – 2013-14 Half-Yearly Review	65,165	66,633	68,836	70,654

Over the 4 years to 2016-17, expenses are expected to grow at an average annual rate of 3.6 per cent. This is in line with the original Budget of 3.5 per cent. The expense growth for 2013-14 is 6 per cent. This has been affected by the rollovers of unspent funds from 2012-13 and the transport expense revisions. If these expense revisions were removed, the expense growth percentage for 2013-14 is consistent with the 2013-14 Budget Result.

Table 2.6: Comparison of Expected Expense Growth

	2013-14	2014-15	2015-16	2016-17	Four Year Average
	%	%	%	%	%
2013-14 Budget	4.9 (a)	2.8	3.3	2.9	3.5
Half-Yearly Review	6.0	2.3	3.3	2.6	3.6
(a)	2013-14 Budget estimates for the 2012-13 year is based on traditional aggregates and the remaining years are in accordance with AASB 119. Refer Table 1.2 in Budget Paper 2, 2013-14 Budget for the traditional aggregates.

Page 14	2013-14 Half-Yearly Review

Table 2.7: General Government Sector Operating Statement – 2012-13 to 2016-17

	2012-13	2013-14	2013-14	2014-15	2015-16	2016-17
	Actual (a)	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	21,980	23,455	23,310	24,647	26,228	27,829
Grants and Subsidies
- Commonwealth General Purpose	14,777	15,588	15,742	16,421	17,197	17,812
- Commonwealth Specific Purpose Payments	7,153	7,339	7,420	7,981	8,659	9,328
- Commonwealth National Partnership Payments	2,536	2,903	2,723	2,846	2,041	1,751
- Other Grants and Subsidies	941	949	958	930	939	948
Sale of Goods and Services	5,434	5,460	5,623	5,841	6,466	6,147
Interest	406	483	509	498	522	508
Dividend and Income Tax Equivalents from Other Sectors	2,648	2,155	2,105	1,919	1,808	1,771
Other Dividends and Distributions	595	467	447	400	425	438
Fines, Regulatory Fees and Other	3,662	3,774	3,783	4,099	4,228	4,442
Total Revenue from Transactions	60,131	62,573	62,619	65,582	68,514	70,973

Expenses from Transactions
Employee	26,195	26,710	26,898	27,541	28,424	29,499
Superannuation
- Superannuation Interest Cost	1,378	1,438	1,499	1,471	1,446	1,413
- Other Superannuation	2,349	2,466	2,607	2,664	2,738	2,859
Depreciation and Amortisation	3,667	3,855	3,907	4,054	4,157	4,255
Interest	2,220	2,246	2,218	2,388	2,566	2,638
Other Property	—	—	—	—	—	—
Other Operating	14,245	15,044	15,079	15,204	16,587	16,513
Grants and Subsidies
- Current Grants and Subsidies	9,071	9,496	9,665	10,053	10,198	10,336
- Capital Grants	2,336	3,207	3,293	3,258	2,720	3,141
Total Expenses from Transactions	61,462	64,462	65,165	66,633	68,836	70,654

Transactions from Discontinuing Operations	30	—	—	—	—	—

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Result]	(1,300)	(1,890)	(2,546)	(1,051)	(323)	320
(a)	2012-13 Actuals adjusted to incorporate the retrospective application of AASB 119 as required under the Standard.

2013-14 Half-Yearly Review	Page 15

Table 2.7: General Government Sector Operating Statement – 2012-13 to 2016-17 (cont)

	2012-13	2013-14	2013-14	2014-15	2015-16	2016-17
	Actual (a)	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m

Other Economic Flows - Included in the Operating Result
Gain/(Loss) from Superannuation	—	—	—	—	—	—
Gain/(Loss) from Other Liabilities	445	225	(6)	205	103	97
Other Net Gains/(Losses)	331	193	951	60	117	56
Share of Earnings from Associates (excluding Dividends)	(137)	8	8	18	10	10
Dividends from Asset Sale Proceeds	151	—	—	—	—	—
Deferred Income Tax from Other Sectors	634	—	—	—	—	—
Other	44	55	87	104	51	81
Discontinuing Operations - Other Economic Flows	—	—	—	—	—	—
Other Economic Flows - included in Operating Result	1,467	480	1,040	387	280	244

Operating Result	167	(1,409)	(1,506)	(664)	(42)	563

Other Economic Flows - Other Comprehensive Income

Items that will not be Reclassified to Operating Result
Superannuation Actuarial Gains/(Loss)	7,152	5,652	6,309	4,754	2,534	2,401
Deferred Tax direct to Equity	—	—	—	—	—	—
Revaluations	3,020	3,708	2,726	3,813	3,859	3,933
Share of Earnings from Associates from Revaluations	141	—	—	—	—	—
Items that may be Reclassified Subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	11,109	5,976	5,632	5,339	4,363	4,861
Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued	92	—	—	—	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	(3)	—	—	—	—	—
Other	(513)	(54)	896	(121)	(119)	(101)
Other Economic Flows - Other Comprehensive Income	20,999	15,283	15,564	13,785	10,637	11,094

Comprehensive Result - Total Change in Net Worth	21,166	13,873	14,058	13,122	10,595	11,658

Key Fiscal Aggregates

Comprehensive Result - Total Change in Net Worth	21,166	13,873	14,058	13,122	10,595	11,658
Less: Net Other Economic Flows	(22,466)	(15,763)	(16,604)	(14,172)	(10,917)	(11,338)
Equals: Budget Result - Net Operating Balance	(1,300)	(1,890)	(2,546)	(1,051)	(323)	320

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	7,163	8,941	8,997	9,673	8,543	8,389
Sales of Non-Financial Assets	(1,023)	(688)	(593)	(410)	(486)	(352)
Less: Depreciation	(3,667)	(3,855)	(3,907)	(4,054)	(4,157)	(4,255)
Plus : Change in Inventories	(17)	2	(3)	(9)	(5)	2
Plus : Other Movements in Non-Financial Assets
- Assets Acquired Using Finance Leases	709	144	154	112	120	129
- Other	(759)	(1,907)	(1,931)	(1,944)	(1,513)	(1,903)
Equals: Total Net Acquisition of Non-Financial Assets	2,407	2,637	2,718	3,368	2,503	2,011

Equals: Net Lending/(Borrowing) [Fiscal Balance]	(3,707)	(4,527)	(5,264)	(4,419)	(2,825)	(1,691)
OTHER AGGREGATES
Capital Expenditure	7,873	9,085	9,151	9,786	8,663	8,518
(a)	2012-13 Actuals adjusted to incorporate the retrospective application of AASB 119 as required under the Standard.

Page 16	2013-14 Half-Yearly Review

2.3 Infrastructure Investment

Over the four years to 2016-17, state infrastructure investment is expected to total $59.3 billion, largely the same as the Budget estimate. Minor changes across the sectors relate to revised timing of expenditures across the Budget and forward estimates. Lower PTE expenditures in 2013-14 primarily relate to project delivery delays for major projects and project savings.

Table 2.8: State Infrastructure Investment Summary

	2013-14		2014-15	2015-16	2016-17	Total
Total State	Budget	Revised	Forward Estimates			Estimates
	$m	$m	$m	$m	$m	$m

Half-Yearly Review
General Government	9,085	9,151	9,786	8,663	8,518	36,119
PTE Sector	6,451	6,054	5,369	5,447	6,344	23,215
Transport	1,504	1,423	733	1,024	518	3,698
Other	4,947	4,631	4,636	4,423	5,826	19,517
Total State(a)	15,528	15,196	15,146	14,101	14,853	59,296

Variation from 2013-14 Budget
General Government		66	33	37	(65)	70
PTE Sector		(397)	(14)	26	(92)	(477)
Total State(a)		(331)	18	61	(158)	(411)
(a)	Total state infrastructure investment may not total general government and PTE sector infrastructure investment because of inter-sector purchases and minor asset acquisitions in the public financial enterprise sector.

General Government

In 2013-14, general government capital expenditure is expected to total $9,151 million, which is $66 million above the Budget estimate. The main changes in the program are:

2013-14 Capital Expenditure	Variance from Budget	Rationale
Ministry of Health	$44 million higher	Change in the timing of expenditure for capital projects largely associated with the carry forward of unspent funds from 2012-13 ($62 million) offset by the reallocation of capital expenditures to recurrent ($20 million).
Department of Planning and Infrastructure	$8 million higher	Increase in capital expenditure for the ePlanning project.
NSW Fire and Rescue	$8 million higher	Carryover of unspent funds from 2012-13.
NSW Government	$6 million higher	Carryover of unspent funds from 2012-13.
Telecommunications Authority

2013-14 Half-Yearly Review	Page 17

Public Trading Enterprises

The reduction in capital expenditure for the public trading enterprise sector in 2013-14 of $397 million is mainly due to:

2013-14 Capital Expenditure	Variance from Budget	Rationale
Ausgrid	$272 million lower	This includes the deferral of programs, the reduction in system capital expenditure mainly relating to slower than forecast progress on a range of major projects and review of some projects.
Sydney Water Corporation	$41 million lower	Project efficiency savings $20 million and project delays and deferrals $21 million.
Sydney Ports Corporation	$28 million lower	Reduction in Glebe Island New Port Access, 3 year deferral of the Glebe Island Seawall Reconstruction (wharves 5/6) project.
Essential Energy	$24 million lower	Lower System capital expenditure of $18.5 million primarily due to lower forecast expenditure in the Network Development area and lower forecast fleet expenditure of $5.7 million.

Future reductions in System capital expenditure are anticipated as a result of the Network NSW capital expenditure prioritisation review.

The change in total capital expenditure for the public trading enterprise sector over the four years to 2016-17 of $477 million is due to project savings and delays for the entities outlined above and a reduction in capital expenditure across the forward estimates for TransGrid relating to the Powering Sydney project (reinforcing supply to Sydney inner-metro and CBD). This project is now being treated as a potential contingent project and has been removed from TransGrid’s capital program.

Page 18	2013-14 Half-Yearly Review

Box 2.1 Rail Reform

The process of reforming the delivery of transport services is continuing. The next phase, following the creation of Sydney Trains and NSW Trains as service operators, is the transformation of the residual Rail Corporation (RailCorp) entity which is the major holder of rail assets.

The Government is considering whether RailCorp should operate as a stand-alone business, managing access to those assets through transparent and commercially based agreements with all operators.

Presently, Government funding for new rail infrastructure is provided by a recurrent Budget grant to the residual RailCorp entity. As a corporation operating as a commercial business, additional funding may be provided to RailCorp by way of an equity injection. As a capital transaction, an equity injection is not classified as a Budget expense.

The treatment would be in line with the long standing framework applied by the Queensland Government to account for its relationship with its commercial operator Queensland Rail Limited.

The impact of such a change, consistent with Government Financial Statistics principles, would be significant. Rail capital grants, which are a Budget expense, would be replaced by equity injections which will not be a Budget expense. This would remove capital funding from recurrent budget funding. There would also be increases in the level of budget funding for public rail operators, who commence paying commercial access charges and the prospect of distributions (dividends and tax equivalents) back to the Budget from the residual Corporation.

Any new such arrangement would not change the net lending position of the general government sector or result in any reduction in the total level of capital investment in the rail sector or in the net level of Government support provided to rail operators.

2013-14 Half-Yearly Review	Page 19

2.4 Balance Sheet

Table 2.9 provides a comparison of the latest projections for the general government sector balance sheet compared with original estimates in the 2013-14 Budget.

Table 2.9: General Government Sector Balance Sheet

	June 2013	June 2014			October 2013
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
ASSETS

Financial Assets
Cash and Cash Equivalent Assets	8,967	6,404	5,508	(896)	6,818
Receivables	6,492	5,762	5,948	186	5,617
Tax Equivalents Receivable	472	276	241	(36)	372
Financial Assets at Fair Value	9,071	9,999	11,334	1,334	11,782
Advances Paid	913	931	944	13	909
Deferred Tax Equivalents Assets	5,307	4,549	5,510	962	5,304
Equity
Investments in Other Public Sector Entities	82,721	84,347	88,178	3,830	85,455
Investments in Other Public Sector - Held for Sale	784	—	—	—	—
Investments in Associates	4,324	4,197	4,319	122	4,302
Other Financial Assets	14	13	14	0	18

Total Financial Assets	119,065	116,479	121,995	5,516	120,578

Non-Financial Assets
Inventories	271	292	271	(22)	270
Forestry Stock and Other Biological Assets	7	8	7	(1)	7
Assets Classified as Held for Sale	235	96	97	1	186
Investment Properties	125	55	125	70	125
Property, Plant and Equipment
Land and Buildings	61,208	62,734	62,968	234	60,854
Plant and Equipment	9,418	9,472	9,619	147	9,678
Infrastructure Systems	70,861	75,289	75,153	(135)	71,374
Intangibles	2,062	2,515	2,457	(58)	2,125
Other Non-Financial Assets	1,948	2,161	2,209	49	2,115

Total Non-Financial Assets	146,135	152,622	152,906	284	146,734
TOTAL ASSETS	265,200	269,101	274,901	5,800	267,313

LIABILITIES
Deposits Held	1,072	950	123	(828)	119
Payables	4,689	4,524	4,629	105	3,889
Tax Equivalent Payables	21	—	3	3	21
Borrowings and Derivatives at Fair Value	12	12	10	(2)	16
Borrowings at Amortised Cost	29,048	31,378	30,911	(467)	29,831
Advances Received	725	714	708	(6)	722
Employee Provisions	13,130	12,752	13,207	456	13,177
Superannuation Provision	40,327	39,444	34,996	(4,447)	38,811
Deferred Tax Equivalent Provision	634	731	715	(16)	634
Other Provisions	6,877	6,875	7,119	243	7,031
Other Liabilities	1,989	2,215	1,726	(489)	1,843
TOTAL LIABILITIES	98,523	99,595	94,147	(5,448)	96,094
NET ASSETS	166,677	169,506	180,754	11,248	171,218

NET WORTH
Accumulated Funds	22,012	21,679	28,818	7,139	25,588
Reserves	144,665	147,827	151,936	4,108	145,630
TOTAL NET WORTH	166,677	169,506	180,754	11,248	171,218
OTHER KEY AGGREGATES
Net Debt	11,907	15,720	13,966	(1,754)	11,180
Net Financial Liabilities(a)	62,963	67,463	60,330	(7,133)	60,972
(a)	Excludes PTE/PFE Equity.

Page 20	2013-14 Half-Yearly Review

Net Financial Liabilities

Net financial liabilities (NFLs) reflect the financial obligations of the Government. They are equal to total liabilities less total financial assets excluding equity investments in other public sector entities.

Table 2.10 shows a comparison of NFL for the general government sector shown at Budget time and as currently estimated. Net financial liabilities for the general government sector are projected to be $60.3 billion in June 2014, which is $7.1 billion lower than the Budget estimate. The improvement is largely associated with the impact of revised actuarial valuation of superannuation liabilities following changes to underlying assumptions, the discount rate and the higher forecast return on superannuation investments in 2013-14 (12.7 per cent compared to the Budget forecast of 8.6 per cent).

Table 2.10: General Government Net Financial Liabilities – 30 June

	2014		2015	2016	2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Net Financial Liabilities - 2013-14 Budget	67,463	—	63,659	61,153	59,777
Net Financial Liabilities - 2013-14 Half-Yearly Review	—	60,330	59,355	59,140	57,866
Variation to the 2013-14 Budget		(7,133)	(4,303)	(2,013)	(1,911)

Chart 2.1: General Government Net Financial Liabilities

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

2013-14 Half-Yearly Review	Page 21

Net Debt

Net debt is a key balance sheet measure which takes into account gross debt liabilities as well as financial assets. Net debt comprises the sum of borrowings, advances received and deposits held, less the sum of cash and cash equivalent assets, financial assets at fair value and advances paid.

Table 2.11 shows a comparison of net debt for the general government sector shown at Budget time and as currently estimated. Net debt is projected to be $14 billion as at June 2014, $1.8 billion lower than the Budget estimate. This variance is largely due to the flow-on impact of the improved Budget Result for 2012-13 (from the revised estimate) and is partially offset by the lower forecast Budget Result in 2013-14. By June 2017, net debt is projected to be around $0.2 billion lower than forecast at the time of the 2013-14 Budget.

Table 2.11: General Government Net Debt – 30 June

	2014		2015	2016	2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Net Debt - 2013-14 Budget	15,720		18,199	19,873	20,323
Net Debt - 2013-14 Half-Yearly Review	—	13,966	17,222	19,401	20,161
Variation to the 2013-14 Budget		(1,754)	(978)	(472)	(162)

Chart 2.2: General Government Net Debt

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

(b)	Net debt has been adjusted to exclude the impact of prepaid superannuation contributions and transactions of the General Government Liability Management Fund.

Page 22	2013-14 Half-Yearly Review

Net Worth

Net worth provides a comprehensive view of the State’s overall financial position and is calculated as Total Assets less Total Liabilities.

The forecast general government net worth at June 2014 has increased since the Budget by $11.2 billion to $180.8 billion. This increase is largely associated with the revised actuarial valuation of superannuation liabilities due to changes in assumptions including the discount rate and higher expected return on investments in 2013-14 (12.7 per cent compared to the original Budget forecast of 8.6 per cent), plus an increase in the equity value of public trading enterprises.

Table 2.12: General Government Net Worth – 30 June

	2014		2015	2016	2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Net Worth - 2013-14 Budget	169,506		187,740	201,977	213,720
Net Worth - 2013-14 Half-Yearly Review	—	180,754	193,875	204,470	216,128
Variation to the 2013-14 Budget		11,247	6,135	2,493	2,408

Chart 2.3: General Government Net Worth

2013-14 Half-Yearly Review	Page 23

2.5 Cash Flow

The projected cash deficit for 2013-14 is expected to be $3.5 billion. This is $571 million larger than Budget. This change mainly reflects the cash impact of the carry forward of unspent funds from 2012-13 and policy and parameter variations.

Table 2.13: General Government Sector Cash Flow Statement

					4 Months to
	2012-13	2013-14			31/10/2013
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	21,969	23,478	23,387	(91)	7,770
Receipts from Sales of Goods and Services	5,412	5,721	6,275	553	2,350
Grants and Subsidies Received	25,241	26,704	26,749	46	8,428
Interest Receipts	385	462	487	25	109
Dividends and Income Tax Equivalents	2,092	2,663	2,708	45	1,232
Other Receipts	6,577	5,265	5,844	580	2,034
Total Cash Receipts from Operating Activities	61,676	64,294	65,451	1,157	21,923

Cash Payments from Operating Activities
Payments for Employees	(25,567)	(26,572)	(26,980)	(408)	(9,092)
Payments for Superannuation	(3,273)	(3,268)	(3,127)	141	(975)
Payments for Goods and Services	(14,697)	(16,586)	(16,926)	(339)	(5,068)
Grants and Subsidies Paid	(8,683)	(8,704)	(8,812)	(108)	(3,152)
Interest Paid	(1,625)	(1,613)	(1,618)	(5)	(630)
Other Payments	(3,931)	(2,328)	(3,301)	(973)	(1,492)
Total Cash Payments from Operating Activities	(57,777)	(59,071)	(60,763)	(1,692)	(20,409)

Net Cash Flows from Operating Activities	3,900	5,223	4,688	(535)	1,514

Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	954	715	665	(49)	189
Purchases of Non-Financial Assets	(7,056)	(8,899)	(8,886)	13	(2,729)

Net Cash Flows from Investments in Non-Financial Assets	(6,102)	(8,184)	(8,220)	(36)	(2,540)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	5,221	208	1,185	977	982
Payments	(112)	(285)	(295)	(10)	(31)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	5,109	(78)	890	968	951

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	272	70	354	284	251
Payments for Purchases of Investments	(759)	(545)	(1,833)	(1,287)	(2,179)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(487)	(475)	(1,478)	(1,003)	(1,928)
Net Cash Flows from Investing Activities	(1,480)	(8,737)	(8,809)	(72)	(3,517)

Cash Flows from Financing Activities
Advances Received	—	20	20	—	—
Advances Repaid	(52)	(55)	(55)	—	(1)
Proceeds from Borrowings	3,450	2,173	2,070	(102)	929
Repayments of Borrowings	(3,163)	(472)	(439)	33	(176)
Deposits Received (net)	(144)	(122)	(952)	(829)	(954)
Other Financing (net)	(4)	—	2	2	23
Net Cash Flows from Financing Activities	87	1,542	646	(897)	(179)
Net Increase/(Decrease) in Cash Held	2,506	(1,972)	(3,475)	(1,503)	(2,182)

Page 24	2013-14 Half-Yearly Review

Table 2.13: General Government Sector Cash Flow Statement (cont)

					4 Months to
	2012-13	2013-14			31/10/2013
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Derivation of Cash Result
Net Cash Flows from Operating Activities	3,900	5,223	4,688	(535)	1,514
Net Cash Flows from Investments in Non-Financial Assets	(6,102)	(8,184)	(8,220)	(36)	(2,540)
Cash Surplus/(Deficit)	(2,202)	(2,961)	(3,532)	(571)	(1,026)

Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	(2,202)	(2,961)	(3,532)	(571)	(1,026)
Assets Acquired under Finance Leases	(709)	(144)	(154)	(10)	(17)
Other Financing Arrangements(a)	(38)	(69)	(185)	(115)	350
ABS GFS Surplus/(Deficit)	(2,949)	(3,174)	(3,871)	(696)	(693)
(a)	Comprises movements in payables and receivables of a capital nature.

2013-14 Half-Yearly Review	Page 25

This page is intentionally left blank

Page 26	2013-14 Half-Yearly Review

3. Economic Outlook

The weaker global economic outlook since Budget time is affecting both national and NSW economic prospects. Global growth is still expected to improve over 2014, but more gradually than previously anticipated to be around its long-term average. Likewise growth in the national and NSW economies is expected to pick up in 2014, though at a slightly slower pace than forecast at Budget time. Weaker terms of trade and modest employment and wages growth are expected to constrain income and demand growth. This is delaying the transition to non-mining related business investment as a growth driver. Strengthening dwelling investment as the impact of low interest rates flows through the economy, strong State government capital spending, modest consumer spending growth and net exports will all contribute to growth.

Uncertainty continues in the international and national economies while both are in transition. Internationally, a near-term pick-up in global growth is expected to be driven by a recovery in advanced economies, while growth in emerging economies stabilises. Nationally, the end of the mining investment boom will require alternative sources of growth to emerge. These continuing uncertainties heighten the risks around the smoothness of these transition paths and the outlook.

3.1 World Economy

The global economy is still expected to recover over 2013-14, but more gradually than previously anticipated. Growth is somewhat uneven between regions and risks remain to the downside. As a result, the International Monetary Fund (IMF) has further revised down its global growth forecasts since Budget time, most recently in October 2013, by a cumulative 0.4 of a percentage point in 2013 and by 0.5 of a percentage point in 2014, to 2.9 per cent and 3.6 per cent respectively. Global growth drivers are forecast to shift from the emerging to the advanced economies in 2014.

Growth in the advanced economies is expected to improve in 2014 relative to 2013, albeit staying at relatively low rates. US growth has been improving consistently through 2013, but there are risks given only slow labour market improvement and uncertainties around fiscal policy and the timing and extent of the unwinding of extraordinary monetary policy settings.

Despite growth turning positive recently, the Euro Area’s outlook remains weak, with deflation concerns emerging and significant structural reforms still required. Similarly for Japan, ongoing effective structural reform is needed to sustain longer-term growth, while potential near term growth risks include upcoming fiscal consolidation and tax increases.

Emerging economy growth forecasts have been revised down relative to previous estimates. Following solid third quarter growth, China is now predicted to achieve its 7½ per cent target for 2013. Growth should continue into 2014, though not at pre-GFC rates as the Chinese economy transitions towards more consumption-led growth.

2013-14 Half-Yearly Review	Page 27

Major trading partner growth is forecast to be slightly weaker than at Budget, but will remain stronger than overall global growth. The current expectation is for growth to be slightly below its longer run average in 2013, picking up slightly in 2014.

3.2 Australian Economy

Since Budget, the national economic outlook has been revised down, with below trend growth now forecast for 2013-14 and 2014-15. This reflects slower global growth weighing on trade and confidence, mining investment falling more than previously expected and a delay in the anticipated pick-up in non-mining business investment. Ongoing declines in the terms of trade, and softer employment and wages growth are expected to slow business and household income growth.

However, a number of positive factors will provide support. While still relatively high, the exchange rate has fallen considerably from recent highs and is expected to depreciate further over the forecast period, in line with the declining terms of trade. This will provide relief to exporters and import competing industries. Commodity exports will also increase as mining transitions from the investment phase to production.

The impact of historically low interest rates is still working through the economy and, given the inflation outlook, the Reserve Bank has indicated there may be scope for further monetary easing if needed. Dwelling investment has been revised upwards since Budget and is on a strengthening trajectory. Household consumption growth has been revised lower relative to Budget, and in the near-term is likely to be below trend due to modest household income growth, before picking up as rising asset prices bolster household wealth and confidence.

Public demand (consumption and investment) should make a modest contribution to growth in 2013-14. Public demand growth has been revised up for 2013-14 compared to Budget time mainly due to State-level capital spending. However, the 2014-15 forecast has been reduced due to fiscal consolidation, especially by the Commonwealth.

3.3 New South Wales Economy

Following lower than expected growth of 1.8 per cent in 2012-13, NSW Gross State Product (GSP) growth is forecast to strengthen, but remain slightly below trend at 2½ per cent in both 2013-14 and 2014-15, broadly in line with the national average. This is ¼ of a percentage point lower for both years compared to Budget, reflecting downward revisions to global and national growth, with a more gradual transition to non-mining investment growth now expected. The projections for 2015-16 and 2016-17 are based on a return to trend growth by that time.

Page 28	2013-14 Half-Yearly Review

Table 3.1: New South Wales Economic Performance and Outlook(a)1

	2012-13	2013-14		2014-15		2015-16 and 2016-17
	Outcome	Budget Forecast	Revised Forecast	Budget Forecast	Revised Forecast	Budget Projection	Revised Projection
Real State Final Demand	1.7	3	2¼	3	2¼
Real Gross State Product	1.8	2¾	2½	2¾	2½	2¾	2¾
Employment	1.7	1¼	1	1¼	1¼	1¼	1¼
Unemployment Rate(b)	5.2	5½	6	5½	6¼
Sydney CPI(c)	2.6	2	2½	2½	2	2½	2¾
- through the year to June quarter(c)	2.6	2½	2¾	2½	2
Wage Price Index	3.1	3¼	2¾	3½	3	3½	3½
Nominal Gross State Product	2.9	5¼	3¼	5¼	4
(a)	Per cent change, year average, unless otherwise indicated
(b)	Year average, per cent
(c)	2013-14 and 2014-15 forecasts include around ¼ percentage point impact from the increase in tobacco excise; 2014-15 forecasts include a ¾ percentage point impact from the abolition of the carbon tax

Compared to Budget, the economic outlook is now slightly weaker. This is mostly due to an earlier than expected peak in mining investment and softer consumption growth resulting from weaker employment and wages growth. As a consequence, demand and capacity utilisation is forecast to be lower than expected resulting in a delay to the anticipated pick-up in non-mining investment.

Weaker domestic economic activity should lead to some abatement in domestic price pressures, although a softer currency and increases in tobacco excise will add to inflation. Compared to Budget, a larger decline in the terms of trade over the two years to 2014-15 is now expected as more mining output comes to market and major trading partner growth remains moderate. Additionally, the softer labour market has seen wage forecasts revised lower. Nominal GSP growth forecasts have also been revised lower relative to Budget, from 5¼ per cent to 3¼ per cent in 2013-14 and 5¼ per cent to 4 per cent in 2014-15.

Underpinning growth, however, are expected positive contributions from net exports as imports weaken due to lower demand growth and exports strengthen; solid public final demand growth driven mostly by State government capital spending; a strengthening in dwelling investment as interest rates remain at historical lows; and improving asset prices supporting solid consumer spending.

NSW final demand (SFD) growth is expected to pick-up but remain a little below trend over the forecast period, although the composition will change. This reflects softer household consumption growth due to relatively slow income growth and subdued business investment growth as gaps emerge between the tailing off in mining investment and the expected pick-up in non-mining business investment. Offsetting these impacts will be stronger dwelling investment growth and modest contributions from public demand.

[1]	Economic forecasts are based on data available at the time the forecasts were prepared, which includes results to June 2013 for Gross State Product, to the June quarter 2013 for State Final Demand, Wage Price Index and Consumer Price Index, to the March quarter 2013 for population, and October 2013 for the Labour Force.

2013-14 Half-Yearly Review	Page 29

As a result of weaker activity, employment growth is expected to slow further than forecast at Budget time resulting in unemployment rates of 6 per cent in 2013-14 and 6¼ per cent in 2014-15 compared to Budget time estimates of 5½ per cent for both years.

A number of factors put New South Wales in a relatively strong position as the national economy transitions from mining investment-led growth to other growth sources. These include an initial lower reliance on mining and a more diversified industry structure. Historically low interest rates, an exchange rate declining in line with the terms of trade and strong housing fundamentals have provided growth impetus. Nevertheless, downside risks to the outlook remain, in particular the timing and extent of the non-mining recovery.

Household Consumption

Household consumption growth has been revised down compared with Budget. Modest employment and wages growth will see below-trend income growth over the next two years, impacting on consumption growth in the short term. However, rising asset prices should further bolster household wealth and confidence, so that consumption is expected to gather pace between 2013-14 and 2014-15, albeit remaining below trend.

Dwelling Investment

All housing indicators (building approvals, house prices, lending data) suggest a strengthening housing market. In particular, building approvals have surged in recent months and, accordingly, dwelling investment activity has been revised up since Budget. Rising prices, solid population growth, low interest rates, State government initiatives and pent up demand are likely to provide support for the housing sector over the next two years.

Business Investment

Underlying business investment growth (i.e. excluding second-hand asset sales) has been revised down since Budget time as mining investment fades and the pick-up in non-mining investment occurs at a slower pace than initially expected. Some positive signs in non-residential building investment are emerging, especially in retail and office space.

Public Demand

Public demand (consumption and investment) is expected to contribute modestly to growth over the next two years, with Commonwealth Government fiscal consolidation offset by strong growth in NSW Government capital spending. The outlook is modestly stronger than at Budget time.

Page 30	2013-14 Half-Yearly Review

Net Exports

The outlook for net exports of goods and services has strengthened since Budget time. Export growth should rise due to a weakening exchange rate, in line with a falling terms of trade and moderate trading partner growth. Weaker than expected private consumption and investment should result in slower growth in imports.

Labour Market

Employment grew strongly in 2012-13 but has softened in recent months. Leading indicators suggest weak growth through 2013-14. A tentative recovery is expected through 2014-15, although slower economic growth means employment is forecast to rise only modestly. Consistent with national forecasts, the unemployment rate is forecast to drift higher over the next 12 months and average 6¼ per cent over 2014-15, as population growth in New South Wales is expected to outpace employment growth.

Wages

The wages growth outlook is also weaker than at Budget time, consistent with recent Wage Price Index movements. A softer labour market, coupled with subdued inflation expectations implies below trend wages growth of 2¾ per cent in 2013-14 and 3 per cent in 2014-15.

Inflation

The September quarter Consumer Price Index (CPI) rose by 1.2 per cent, driven by higher tobacco, education and domestic and household services prices. As a result of the higher than expected September quarter outcome as well as the expected impact of the tobacco excise increase in the December quarter 2013, through the year growth in Sydney’s CPI has been revised up for 2013-14. The proposed abolition of carbon pricing should detract from the headline CPI in 2014-15, resulting in a lower outcome than forecast at Budget time.

Medium-term Outlook

Forecasts are provided for the Budget year and 2014-15 while projections are made for 2015-16 and 2016-17 based on medium-term economic parameters.

The projections of key economic parameters for the years 2015-16 and 2016-17 are unchanged from Budget time, except for the addition of impacts to the CPI resulting from tobacco excise increases.

2013-14 Half-Yearly Review	Page 31

This page is intentionally left blank

Page 32	2013-14 Half-Yearly Review

4.	Management Representation and Independent Assurance Practitioner’s Report

The Treasury Statement in relation to the Estimated Financial Statements for the Half-Yearly Review

Scope

The Half-Yearly Review presents the Estimated Financial Statements for the General Government Sector. These include:

▪	Statement of Significant Accounting Policies and Forecast Assumptions (Section 5)

▪	General Government Sector Operating Statement (Table 6.1)

▪	General Government Sector Balance Sheet (Table 6.2)

▪	General Government Sector Cash Flow Statement (Table 6.3)

▪	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit) (Table 6.4)

The Statements have been prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions. Collectively the Statements and Statement of Significant Accounting Policies and Forecast Assumptions are termed the ‘Estimated Financial Statements’.

The Estimated Financial Statements cover the revised estimates for the year ending 30 June 2014 and the three forward years ending 30 June 2015, 2016, and 2017.

Best Available Information

The practicalities associated with preparing the Half-Yearly Review make it necessary to rule off at a point in time so that all information is internally consistent. The Estimated Financial Statements have been prepared to reflect existing operations, the impact of new Government policy decisions and projections provided by agencies based on end-October data. They have also been prepared to take into account other economic and financial data available to Treasury up to 11 December 2013.

Any estimates or assumptions made in measuring revenues, expenses, other economic flows, assets or liabilities are based on the latest information available at the time. Assumptions are detailed under the headings Material Economic and Other Assumptions and Summary of Other Key Assumptions.

Professional Judgement

Given the prospective nature of the Estimated Financial Statements, it has been necessary to apply professional judgement in their preparation. That judgement includes an assessment of the most likely economic and financial outcomes including spending and revenue profiles.

Differences between the underlying assumptions and eventual outcomes can reflect the reality of an uncertain operating environment and the impact of many variables over which the Government has little or no control.

In my opinion, the Estimated Financial Statements have been properly prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions and the methodologies used to determine those assumptions are reasonable.

Philip Gaetjens
Secretary
The Treasury
11 December 2013

INDEPENDENT ASSURANCE PRACTITIONER’S REPORT

Estimated Financial Statements

To the NSW Treasurer

You requested I undertake a limited assurance review of the estimates and forecasts contained in the 2013-14 Half-Yearly Review, conducted in accordance with Australian Auditing and Assurance Standards.

My review covers the revised budget for the year ending 30 June 2014 and the three forward years ending 30 June 2015, 2016, and 2017 of the NSW General Government Sector (the estimated financial statements). The estimated financial statements comprise the operating statement (Table 6.1), balance sheet (Table 6.2), cash flow statement (Table 6.3), derivation of ABS GFS cash surplus/deficit (Table 6.4) and a statement of significant accounting policies and forecast assumptions (Section 5). This subject matter immediately follows this report. All other content in the 2013-14 Half-yearly Review has not been subject to my review.

The estimated financial statements have been prepared by Treasury for the NSW Treasurer for inclusion in the 2013-14 Half-Yearly Review. I disclaim any assumption of responsibility for any reliance on this report, or on the estimated financial statements to which it relates, to any person other than the NSW Treasurer, or for any purpose other than that for which it was prepared.

Secretary’s Responsibility for the estimated financial statements

The Secretary is responsible for the preparation and presentation of the estimated financial statements. This responsibility includes preparation on a basis consistent with the stated accounting policies and assumptions as well as the development of reasonable methodologies to determine those assumption. It also includes such internal control as the Secretary determines is necessary to enable preparation of the estimated financial statements that are free from material misstatement, whether due to fraud or error.

Assurance Practitioner’s Responsibility

My responsibility is to express a conclusion on the estimated financial statements based on my review. I conducted my review in accordance with Australian Auditing and Assurance Standards applicable to the review of prospective financial information. Those standards require I comply with relevant ethical requirements relating to such engagements, and conduct the review in order to state whether anything has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based
•	the estimated financial statements have not been prepared on the basis of the assumptions stated
•	the methodologies used to determine those assumptions are unreasonable.

Level 15, 1 Margaret Street Sydney NSW 2000 | GPO Box 12, Sydney NSW 2001 | t 02 9275 7101 | f 02 9275 7179 | e mail@audit.nsw.gov.au | audit.nsw.gov.au

A review is limited primarily to making inquiries of relevant personnel and applying analytical and other review procedures. A review is substantially less in scope than an audit and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit Accordingly, an audit opinion is not expressed.

Forecasts relate to events and actions that have not yet occurred and may not occur. While evidence may be available to support the assumptions upon which forecasts are based, such evidence is generally future oriented and therefore less certain in nature. Given the nature of the evidence available in assessing the reasonableness of the assumptions. I cannot obtain the level of assurance necessary to express a reasonable assurance conclusion on those assumptions. The conclusion expressed in this report has been formed on the above basis. Accordingly, I provide a lesser level of assurance on the reasonableness of the assumption. No opinion is expressed on whether the forecasts will be achieved.

Conclusion

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based
•	the estimated financial statements have not been prepared on the basis of the assumptions stated
•	the methodologies used to determine those assumptions are unreasonable.

Actual results for the NSW General Government Sector are likely to be different from those forecast in the estimated financial statements since anticipated events frequently do not occur as expected and the variation may be material. Accordingly, I express no opinion as to whether the forecasts will be achieved.

Other Matters

‘Traditional’ Aggregates

The 2013-14 Half-Yearly Review, within which the estimated financial statements are published, contains references to various ‘traditional’ aggregates. The ‘traditional’ aggregates are determined by adjusting the Budget Result, expenses and Net Lending within the estimated financial statements by excluding the impact of changes to AASB 119 ‘Employee Entitlements’ applicable from the 2013-14 financial year. the ‘traditional’ aggregates are not required by AASB 1049 ‘Whole of Government and General Government’ and are not key fiscal aggregates as identified by the ABS GFS Manual.

Electronic Publication of the Estimated Financial Statements

This review report relates to the estimated financial statements for the years ending 30 June 2014, 2015, 2016 and 2017 of the NSW General Government Sector included in the 2013-14 Half-Yearly Review and on NSW Treasury’s website. The Secretary of Treasury is responsible for the integrity of the website. I have not been engaged to report on the integrity of that website. The review report refers only to the subject matter described above. It does not provide a conclusion on any other information that may have been hyperlinked to/or from these statements. If users of the estimated financial statements are concerned with the inherent risks arising from publication on a website, they are advised to refer to a hard copy of the 2013-14 Half-Yearly Review to confirm the information contained in the website version of those statements.

Independence

In conducting my review, I have complied with the independence requirements of the Australian Auditing and Assurance Standards and relevant ethical pronouncements. The Public Finance and Audit Act 1983 further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General
•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their roles by the possibility of losing clients or income.

Grant Hehir
Auditor-General

11 December 2013
SYDNEY

This page is intentionally left blank

5.	Statement of Significant Accounting Policies and Forecast Assumptions

The Half-Yearly Review presents the Estimated Financial Statements for the General Government Sector.

These comprise the General Government Sector Operating Statement (Table 6.1), General Government Sector Balance Sheet (Table 6.2), General Government Sector Cash Flow Statement (Table 6.3) and Derivation of ABS GFS General Government Sector Cash Surplus / (Deficit) (Table 6.4). These are prepared in accordance with this Statement of Significant Accounting Policies and Forecast Assumptions.

Collectively the statements and the Statement of Significant Accounting Policies and Forecast Assumptions are referred to as the ‘Estimated Financial Statements’.

The Estimated Financial Statements cover the revised budget estimates for the current year ending 30 June 2014, and estimates for the three forward years ending 30 June 2015, 2016 and 2017.

Scope

The Estimated Financial Statements are prepared for the NSW General Government Sector, which is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics, Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (cat. No. 5514) (ABS GFS Manual) which is amended from time to time.

The General Government Sector comprises government agencies that are controlled and mainly financed by the State that:

▪	undertake regulatory functions

▪	redistribute income and wealth

▪	provide or distribute goods and services on a non-market basis to individuals and the community and/or

▪	provide services to general government agencies.

Estimated Financial Statements reviewed by the Auditor-General	Page 39

Basis of Preparation

The Estimated Financial Statements are prepared and presented consistent with the principles adopted in the 2013-14 Budget and based on the assumptions outlined below.

The 2013-14 Budget information included in the Estimated Financial Statements reflects the original budget tabled in Parliament on 18 June 2013.

The Estimated Financial Statements are prepared using the accrual basis of accounting which recognises the effect of transactions and events when they are forecast to occur.

The Estimated Financial Statements reflect existing operations, the impact of all new policy decisions taken by the New South Wales Government (where their financial effect is reliably measurable), as well as known Commonwealth Government funding revisions and known circumstances that may have a material effect on the Half-Yearly Review. The revised estimates for 2013-14 are based on actual results at 31 October 2013, and updated year-end projections provided by agencies. They have also been prepared to take into account other economic and financial data currently available to Treasury.

In keeping with these principles, where the impact of a policy decision or planned event cannot be reliably measured, the impact is not reflected within the estimated financial statements (e.g. due to uncertainties regarding the timing and amount of future cash flows).

Any estimates or assumptions made in measuring revenues, expenses, or other economic flows, assets or liabilities are based on the latest information available at the time, professional judgements derived from experience and other factors considered to be reasonable under the circumstances. Actual results may differ from such estimates. Key assumptions are detailed below, under the headings Material Economic and Other Assumptions and Summary of Other Key Assumptions.

Accounting Policies

Australian Accounting Standards do not provide guidance on the preparation and presentation of prospective financial statements. However, recognition and measurement principles within Australian Accounting Standards have been applied in the presentation of the Estimated Financial Statements to the maximum extent possible.

Therefore, except for the matters set out below under Change in Accounting Policies, these Estimated Financial Statements follow the presentation and principles in the 2013-14 Budget and the accounting policies applied in the audited 2012-13 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors as presented to Parliament.

The same accounting policies have been used for the subsequent forecast years. In particular, Note 1 Statement of Significant Accounting Policies includes information on the principles of consolidation, significant accounting judgements and estimates, the recognition and measurement policies for revenues, expenses, other comprehensive income, assets and liabilities.

Page 40	Estimated Financial Statements reviewed by the Auditor-General

The Estimated Financial Statements do not include the impact of business asset transactions until they are finalised. The financial impact of future planned discontinuing operations or restructuring transactions are not recognised due to the commercial-in-confidence nature or the uncertainty of the estimated proceeds.

Change in Accounting Policies

Amendments to AASB 119 Employee Benefits, effective from 1 July 2013, have modified the measurement of defined benefit superannuation expenses in the operating statement. This was first reflected in the 2013-14 Budget Estimated Financial Statements and has now been applied retrospectively to 2012-13 Actuals. This change has substantially increased the net superannuation interest expenses by lowering the level of assumed earnings on superannuation assets recognised within expenses. Henceforth, gross interest income on superannuation assets, which is offset against gross superannuation interest expense, will be based on long term Commonwealth government bond yields rather than an expected investment return, which is typically higher. The increase in net interest expenses will worsen the Budget result.

The worsening of the Budget result, caused by the amendments to AASB 119 is fully offset by a corresponding improvement in actuarial gains, reflected in other comprehensive income. The changes therefore impact the Budget result but not the comprehensive result or on any balance sheet aggregates.

Definitions

Key technical terms and key fiscal aggregates used in this report are defined in Note 40 of the 2012-13 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors and in the Glossary to Budget Paper No. 2.

Presentation of the Estimated Financial Statements

The Estimated Financial Statements follow the presentation requirements for General Government Sector reporting contained in AASB 1049 Whole of Government and General Government Sector Financial Reporting.

AASB 1049 harmonises Generally Accepted Accounting Principles (GAAP, i.e. Australian accounting standards) with Government Finance Statistics (GFS) principles in accordance with the GFS framework adopted by the Australian Bureau of Statistics. This occurs by requiring:

▪	the statement of comprehensive income (referred to as the operating statement) to classify income and expenses as either transactions or other economic flows consistent with GFS principles, applied from a GAAP perspective.

Estimated Financial Statements reviewed by the Auditor-General	Page 41

In the operating statement:

▪	the net operating balance (i.e. the Budget result) is the net result of income and expense transactions. It excludes other economic flows, which represent changes in the volume or value of assets or liabilities that do not arise from transactions with other entities and which are often outside the control of government.

▪	the operating result is the same under both the harmonised GFS-GAAP and pure GAAP presentations.

Further, AASB 1049 requires:

▪	the financial statements adopt the recognition, measurement and disclosure requirements of GAAP.

▪	where options exist in GAAP, the financial statements adopt the option that is aligned with GFS, to minimise differences between GAAP and GFS.

▪	where options do not exist in GAAP and there is conflict between GAAP and GFS, GAAP prevails.

▪	Due to the prospective nature of the statements, detailed notes to financial statements, including disclosure of contingent assets and liabilities, are not required to be presented.

The Estimated Financial Statements are presented in Australian dollars. All amounts are rounded to the nearest million dollars ($m).

Use of a zero (“0”) represents amounts rounded to zero. Use of three dots (“…”) represents nil amounts.

Tables may not add in all instances due to rounding to the nearest million dollars.

Presentation Changes in the Financial Statements

As required by AASB 101 Presentation of Financial Statements there has been a minor presentational change to the operating statement from that published in the 2013-14 Budget Papers to split ‘Other Economic Flow – Other Comprehensive Income’ under two headings:

▪	items that will not be reclassified to the operating result and

▪	items that may be reclassified to the operating result.

This change was also adopted in the audited 2012-13 Consolidated Financial Statements of the NSW General Government Sector and does not impact on the results reported.

Page 42	Estimated Financial Statements reviewed by the Auditor-General

Material Economic and Other Assumptions

The Estimated Financial Statements included in the Half-Yearly Review have been prepared using the material economic and other assumptions as set out below.

Table 5.1: Key Economic Performance Assumptions(a)

	2013-14	2014-15	2015-16	2016-17
New South Wales Population (level)	7,462,900	7,563,500	7,665,300	7,766,500
Nominal Gross State Product ($million) (level)	492,247	511,621	537,738	565,250
Real State Final Demand	2¼	2¼	n.a.	n.a.
Real Gross State Product	2½	2½	2¾	2¾
Unemployment Rate (b)	6	6¼	n.a.	n.a.
Sydney Consumer Price Index - through the year to June quarter(c)	2¾	2	n.a.	n.a.
Sydney Consumer Price Index(c)	2½	2	2¾	2¾
Wage Price index	2¾	3	3½	3½
(a)	Per cent change, year average, unless otherwise indicated
(b)	Year average, per cent
(c)	2013-14 and 2014-15 forecasts include around ¼ percentage point impact from the increase in tobacco excise; 2014-15 forecasts include a ¾ percentage point impact from abolishing the carbon tax

Summary of Other Key Assumptions

The following section outlines the other key assumptions used in the preparation of the Estimated Financial Statements included in the Half-Yearly Review. The summary takes into account materiality in relation to the general government sector’s overall financial position and sensitivity to changes in key economic assumptions.

Notwithstanding these key assumptions, agency finance officers apply appropriate professional judgement in determining their estimated financial information.

The Estimated Financial Statements are based on the latest available information at the time of preparation of the Half-Yearly Review.

Revenue from Transactions

Taxation

Taxation revenue is forecast by assessing economic and other factors that influence the various taxation bases. For example for payroll tax, this involves an assessment of the outlook for employment and wages. Forecasts of government guarantee fees take into account an assessment of the level of debt of public non-financial corporations and their credit rating differential compared with the State as a whole. The forecasts of taxation revenue also involve the analysis of historical information and relationships (using econometric and other statistical methods) and consultation with relevant government agencies.

Estimated Financial Statements reviewed by the Auditor-General	Page 43

Grants Revenue

Forecast grants from the Commonwealth Government are based on the latest available information from the Commonwealth Government and projections of timing of payments at the time of preparation of the Half-Yearly Review. This takes into account the conditions, payment timetable and escalation factors relevant to eac + h type of grant.

The Goods and Services Tax (GST) grants are forecast based on estimates of the national GST pool by the Commonwealth Government. For 2013-14, the GST forecast is based on the assessed relativity for New South Wales in 2013-14 and the Commonwealth Government’s population projections. The assessed relatively is the average of the past three annual per capita relativities (2009-10, 2010-11 and 2011-12), as published by the Commonwealth Grants Commission.

After 2013-14, the State’s share of GST is based on its estimated assessed relativity in a particular year (calculated as the average of the previous three annual per capita relativities) and the Commonwealth Government’s population and GST projections. The forecast per capita annual relativities are based on the projected relative fiscal capacity of New South Wales compared to other States and Territories.

Sale of Goods and Services

Revenue from the sale of goods and services is forecast taking into account all known factors, including estimates of changes in demand for services provided or expected unit price variations based on proposed fee increases imposed by general government agencies and/or indexation.

Dividend and Income Tax Equivalents from Other Sectors

Dividend and income tax equivalent revenues are estimated by public financial and non-financial corporations based on expected profitability as outlined in their current statement of corporate intent which has been developed in accordance with The Treasury Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Fines, Regulatory Fees and Other Revenues

Fines, Regulatory Fees and Other Revenues include estimates of fines issued by the Courts, estimated traffic infringement fines, estimated revenue from enforcement orders and regulatory fees, contributions and estimated royalty revenue for which estimates are based on assessments of coal volumes and prices and the Australian dollar exchange rate. Other revenue forecasts are adjusted for indexation where appropriate.

Page 44	Estimated Financial Statements reviewed by the Auditor-General

Expenses from Transactions

Employee Expenses

Employee expenses are forecast based on expected staffing profiles, current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy of a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new approved initiatives and required efficiency savings.

Superannuation Expense (and Liabilities)

Superannuation expense comprises:

▪	for the defined contribution plan, the accrued contribution for the period and

▪	for defined benefit plans, the current service cost and net interest cost. This excludes the actuarial gains and losses, which are classified as ‘other economic flows – other comprehensive income’.

Superannuation expenses are calculated based on actuarial advice applying the Government Bond yield as at 30 June in the prior year to the opening value of net liabilities (gross superannuation liabilities less assets), less benefit payments at the mid-point of the contribution year, plus any accruing liability for the year.

Forecasts of defined benefit superannuation liabilities are based on actuarial estimates of cash flows for the various defined benefit superannuation schemes discounted using a nominal long-term Commonwealth Government bond yield as at 30 June. Gross liability estimates are based on a number of demographic and financial assumptions. The major financial assumptions used for the budget and forward estimates period are outlined in the table below.

The Estimated Financial Statements incorporate the impact of the revised AASB 119 Employee Benefits which applies from 2013-14 onwards, and has been applied retrospectively to the 2012-13 outcome.

Estimated Financial Statements reviewed by the Auditor-General	Page 45

Table 5.2: Superannuation Assumptions – Pooled Fund / State Super Schemes

	2013-14	2014-15	2015-16	2016-17
	%	%	%	%

Liability discount rate	3.79	4.30	4.81	5.06

Expected return on investments	12.7	8.6	8.6	8.6

Expected salary increases(a)

- SSS and SASS members	2.25	2.50	2.50	2.25

- PSS members	2.95	2.50	2.50	2.25

Expected rate of CPI	2.5	2.5	2.5	2.5

Notes:

(a)	For Pooled Fund scheme members the amount deducted from salary increases each year (due to the increases in the Superannuation Guarantee Contribution) will be compensated for by matching increases to the SANCS (otherwise known as the Basic Benefit Scheme) benefit. All Pooled Fund scheme members are automatically members of SANCS.

Depreciation and Amortisation

Property, plant and equipment is depreciated (net of its residual value) over its useful life. Depreciation is generally allocated on a straight-line basis.

Depreciation is forecast on the basis of known asset carrying valuations, the expected economic life of assets, assumed new asset investment and asset sales programs. The expense includes the estimated impact of the current and future revaluation of assets over the forecast period. The actual depreciation expense may be impacted by future changes in useful lives, carrying value, residual value or valuation methodology.

Certain heritage assets, including original artworks and collections and heritage buildings, may not have a limited useful life because appropriate custodial and preservation policies are adopted. Such assets are not subject to depreciation. Land is not a depreciable asset.

Intangible assets with finite lives are amortised under the straight line method. Intangible assets with an indefinite life are not amortised, but tested for impairment annually.

Interest Expense

The forecasts for the interest expense are based on:

▪	payments required on the current general government sector debt;

▪	expected payments on any new borrowings (including any refinancing of existing borrowings) required to finance general government activities based on forward contracts for NSW Treasury Corporation bonds.

Page 46	Estimated Financial Statements reviewed by the Auditor-General

Other Operating Expenses

Other operating expenses mainly represent the day-to-day running costs incurred in normal operations of agencies and include the cost of supplies and services. They are forecast by applying appropriate economic parameters and known activity changes, including planned changes in the method of service delivery. Other operating expenses also reflect the impact of government efficiency strategies, such as procurement savings and efficiency dividends.

Grants and Subsidies Expense

Grants and subsidy expenses generally comprise cash contributions to local government authorities and non-government organisations. For the general government sector they also include grants and subsidies paid to PTEs and PFEs. The forecast grant payments are determined taking into account current and past policy decisions, the forecast payment schedules and escalation factors relevant to each type of grant.

Other Economic Flows

Gains/Losses from Discontinuing Operations

The financial impact of future planned discontinuing operations is not recognised due to the commercial-in-confidence nature of the estimated proceeds.

Revaluations

The estimates are based on an examination and extrapolation of historical trends in the valuation of non-financial physical assets. The forward estimates include the estimated impact of revaluations of non-financial physical assets.

Superannuation Actuarial Gains / Losses

The forecast gain or loss on defined benefit superannuation is based on the revised estimates of the margin of forecast fund earnings in excess of the expected discount rate.

Net Gain on Equity Investments in Other Sector Entities

The gain/loss on equity investments in other sector entities is based on estimates of the public financial and non-financial sectors’ forward comprehensive results adjusted for transactions with owners. The underlying management estimates of future comprehensive results are based on current statements of corporate intent. Future distributions to owners are based on Treasury’s Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Estimated Financial Statements reviewed by the Auditor-General	Page 47

Assets

Land and Buildings, Plant and Equipment, and Infrastructure Systems

The estimates of non-financial physical assets over the forecast period are at fair value and take into account planned acquisitions, disposals and depreciation and revaluations. New investments in assets are valued at the forecast purchase price or, where appropriate, recognised progressively over the estimated construction period. The forward estimates include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination of expected cost trends.

The estimated financial statements also include provision for future capital expenditure. These include agency estimates of approved projects and future new works held within agencies.

Liabilities

Borrowings

Estimates for borrowings are based on current debt levels, amortisation of any premiums or discounts and the cash flows expected to be required to fund future government activities.

Employee Provisions

Employee provisions are forecast based on expected staffing profiles and current salaries, conditions and on-costs. For the forecast period, employee benefits are adjusted for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new initiatives and required efficiency savings.

Superannuation Provisions

Refer to superannuation expense (above) for information on assumptions that also impact the measurement of the superannuation provisions.

Other Provisions

Other provisions include the State’s obligations for several insurance schemes. To estimate future claims liabilities, actuarial assumptions have been applied for future claims to be incurred, claim payments, inflation and liability discount rates. Actual liabilities may differ from estimates.

Page 48	Estimated Financial Statements reviewed by the Auditor-General

6. Uniform Financial Reporting

6.1 Uniform Presentation Tables

A Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council. As part of the Framework, each jurisdiction is to publish a mid-year report, i.e. a half-yearly review of the Budget, by the end of February each year.

The UPF tables have been prepared consistent with the 2013-14 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB 1049 basis compared with a GFS basis are outlined on pages 10-4 to 10-8 of 2013-14 Budget Paper No.2 Budget Statement.

This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.

The Half-Yearly Review presents revised fiscal estimates for the current budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC sector). These revised estimates take into account fiscal and economic developments since the Budget.

2013-14 Half-Yearly Review	Page 49

Table 6.1: General Government Sector Operating Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	23,455	23,310	24,647	26,228	27,829
Grants and Subsidies
- Commonwealth General Purpose	15,588	15,742	16,421	17,197	17,812
- Commonwealth Specific Purpose Payments	7,339	7,420	7,981	8,659	9,328
- Commonwealth National Partnership Payments	2,903	2,723	2,846	2,041	1,751
- Other Grants and Subsidies	949	958	930	939	948
Sale of Goods and Services	5,460	5,623	5,841	6,466	6,147
Interest	483	509	498	522	508
Dividend and Income Tax Equivalents from Other Sectors	2,155	2,105	1,919	1,808	1,771
Other Dividends and Distributions	467	447	400	425	438
Fines, Regulatory Fees and Other	3,774	3,783	4,099	4,228	4,442
Total Revenues from Transactions	62,573	62,619	65,582	68,514	70,973

Expenses from Transactions
Employee	26,710	26,898	27,541	28,424	29,499
Superannuation
- Superannuation Interest Cost	1,438	1,499	1,471	1,446	1,413
- Other Superannuation	2,466	2,607	2,664	2,738	2,859
Depreciation and Amortisation	3,855	3,907	4,054	4,157	4,255
Interest	2,246	2,218	2,388	2,566	2,638
Other Property	—	—	—	—	—
Other Operating	15,044	15,079	15,204	16,587	16,513
Grants and Subsidies
- Current Grants and Subsidies	9,496	9,665	10,053	10,198	10,336
- Capital Grants	3,207	3,293	3,258	2,720	3,141
Total Expenses from Transactions	64,462	65,165	66,633	68,836	70,654

Transactions from Discontinuing Operations	—	—	—	—	—
BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Balance]	(1,890)	(2,546)	(1,051)	(323)	320

Page 50	Estimated Financial Statements reviewed by the Auditor-General

Table 6.1: General Government Sector Operating Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Other Economic Flows - Included in the Operating Result
Gain/(Loss) from Superannuation	—	—	—	—	—
Gain/(Loss) from Other Liabilities	225	(6)	205	103	97
Other Net Gains/(Losses)	193	951	60	117	56
Share of Earnings from Associates (excluding Dividends)	8	8	18	10	10
Dividends from Asset Sale Proceeds	—	—	—	—	—
Deferred Income Tax from Other Sectors	—	—	—	—	—
Other	55	87	104	51	81
Discontinuing Operations - Other Economic Flows	—	—	—	—	—
Other Economic Flows - included in Operating Result	480	1,040	387	280	244

Operating Result	(1,409)	(1,506)	(664)	(42)	563

Other Economic Flows - Other Comprehensive Income

Items that will not be Reclassified to Operating Result
Superannuation Actuarial Gains/(Loss)	5,652	6,309	4,754	2,534	2,401
Deferred Tax Direct to Equity	—	—	—	—	—
Revaluations	3,708	2,726	3,813	3,859	3,933
Share of Earnings from Associates from Revaluations	—	—	—	—	—
Items that may be Reclassified Subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	5,976	5,632	5,339	4,363	4,861
Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued	—	—	—	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	—	—	—	—	—
Other	(54)	896	(121)	(119)	(101)
Other Economic Flows - Other Comprehensive Income	15,283	15,564	13,785	10,637	11,094

Comprehensive Result - Total Change in Net Worth	13,873	14,058	13,122	10,595	11,658

Key Fiscal Aggregates

Comprehensive Result - Total Change in Net Worth	13,873	14,058	13,122	10,595	11,658
Less: Net Other Economic Flows	(15,763)	(16,604)	(14,172)	(10,917)	(11,338)
Equals: Budget Result - Net Operating Balance	(1,890)	(2,546)	(1,051)	(323)	320

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	8,941	8,997	9,673	8,543	8,389
Sales of Non-Financial Assets	(688)	(593)	(410)	(486)	(352)
Less: Depreciation	(3,855)	(3,907)	(4,054)	(4,157)	(4,255)
Plus : Change in Inventories	2	(3)	(9)	(5)	2
Plus : Other Movements in Non-Financial Assets
- Assets Acquired Using Finance Leases	144	154	112	120	129
- Other	(1,907)	(1,931)	(1,944)	(1,513)	(1,903)
Equals: Total Net Acquisition of Non-Financial Assets	2,637	2,718	3,368	2,503	2,011

Equals: Net Lending/(Borrowing) [Fiscal Balance]	(4,527)	(5,264)	(4,419)	(2,825)	(1,691)
OTHER AGGREGATES
Capital Expenditure (a)	9,085	9,151	9,786	8,663	8,518
(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

Estimated Financial Statements reviewed by the Auditor-General	Page 51

Table 6.2: General Government Sector Balance Sheet

	June 2014	June 2014	June 2015	June 2016	June 2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	6,404	5,508	5,390	4,054	3,528
Receivables	5,762	5,948	5,789	5,765	5,729
Tax Equivalents Receivable	276	241	163	164	178
Financial Assets at Fair Value	9,999	11,334	11,833	12,087	12,432
Advances Paid	931	944	969	1,024	1,070
Deferred Tax Equivalents Assets	4,549	5,510	5,611	5,701	5,823
Equity
Investments in Other Public Sector Entities	84,347	88,178	93,517	97,880	102,741
Investments in Other Public Sector - Held for Sale	—	—	—	—	—
Investments in Associates	4,197	4,319	4,337	4,347	4,356
Other Financial Assets	13	14	14	14	14
Total Financial Assets	116,479	121,995	127,622	131,035	135,871

Non-Financial Assets
Inventories	292	271	262	257	259
Forestry Stock and Other Biological Assets	8	7	7	7	7
Assets Classified as Held for Sale	96	97	133	89	101
Investment Properties	55	125	125	125	125
Property, Plant and Equipment
Land and Buildings	62,734	62,968	63,990	64,286	64,512
Plant and Equipment	9,472	9,619	9,582	9,844	10,013
Infrastructure Systems	75,289	75,153	80,495	85,729	90,649
Intangibles	2,515	2,457	2,700	2,745	2,697
Other Non-Financial Assets	2,161	2,209	2,421	2,647	2,890
Total Non-Financial Assets	152,622	152,906	159,714	165,729	171,252
Total Assets	269,101	274,901	287,336	296,764	307,123

Liabilities
Deposits Held	950	123	132	138	143
Payables	4,524	4,629	4,604	4,152	4,069
Tax Equivalent Payables	—	3	5	5	4
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—	—
Borrowings and Derivatives at Fair Value	12	10	8	6	4
Borrowings at Amortised Cost	31,378	30,911	34,568	35,680	36,353
Advances Received	714	708	705	741	691
Employee Provisions	12,752	13,207	13,171	13,253	13,325
Superannuation Provisions	39,444	34,996	30,839	28,721	26,564
Deferred Tax Equivalent Provisions	731	715	712	709	711
Other Provisions	6,875	7,119	7,103	7,292	7,561
Other Liabilities	2,215	1,726	1,613	1,597	1,571
Total Liabilities	99,595	94,147	93,461	92,294	90,996
NET ASSETS	169,506	180,754	193,875	204,470	216,128

NET WORTH
Accumulated Funds	21,679	28,818	32,909	35,402	38,387
Reserves	147,827	151,936	160,966	169,068	177,741
TOTAL NET WORTH	169,506	180,754	193,875	204,470	216,128
OTHER KEY AGGREGATES
Net Financial Worth	16,884	27,848	34,161	38,741	44,875
Net Debt(a)	15,720	13,966	17,222	19,401	20,161
Net Financial Liabilities(b)	67,463	60,330	59,355	59,140	57,866
(a)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.
(b)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

Page 52	Estimated Financial Statements reviewed by the Auditor-General

Table 6.3: General Government Sector Cash Flow Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	23,478	23,387	24,592	26,221	27,823
Receipts from Sales of Goods and Services	5,721	6,275	6,201	6,811	6,531
Grants and Subsidies Received	26,704	26,749	28,128	28,788	29,793
Interest Receipts	462	487	484	496	473
Dividends and Income Tax Equivalents	2,663	2,708	2,149	1,886	1,778
Other Receipts	5,265	5,844	5,507	5,706	5,952
Total Cash Receipts from Operating Activities	64,294	65,451	67,060	69,907	72,351
Cash Payments from Operating Activities
Payments for Employees	(26,572)	(26,980)	(27,468)	(28,708)	(29,348)
Payments for Superannuation	(3,268)	(3,127)	(3,539)	(3,768)	(4,029)
Payments for Goods and Services	(16,586)	(16,926)	(17,066)	(18,130)	(18,214)
Grants and Subsidies Paid	(8,704)	(8,812)	(9,177)	(9,155)	(9,153)
Interest Paid	(1,613)	(1,618)	(1,740)	(1,862)	(1,956)
Other Payments	(2,328)	(3,301)	(2,321)	(2,357)	(2,392)
Total Cash Payments from Operating Activities	(59,071)	(60,763)	(61,311)	(63,981)	(65,090)
Net Cash Flows from Operating Activities	5,223	4,688	5,748	5,927	7,261

Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	715	665	410	486	352
Purchases of Non-Financial Assets	(8,899)	(8,886)	(9,473)	(8,629)	(8,425)
Net Cash Flows from Investments in Non-Financial Assets	(8,184)	(8,220)	(9,063)	(8,143)	(8,074)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	208	1,185	127	159	187
Payments	(285)	(295)	(154)	(204)	(207)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	(78)	890	(28)	(44)	(19)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	70	354	267	548	457
Payments for Purchases of Investments	(545)	(1,833)	(474)	(485)	(471)
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(475)	(1,478)	(207)	63	(14)
Net Cash Flows from Investing Activities	(8,737)	(8,809)	(9,298)	(8,125)	(8,107)

Cash Flows from Financing Activities
Advances Received	20	20	32	58	3
Advances Repaid	(55)	(55)	(56)	(50)	(85)
Proceeds from Borrowings	2,173	2,070	4,093	1,478	989
Repayments of Borrowings	(472)	(439)	(652)	(632)	(604)
Deposits Received (net)	(122)	(952)	7	4	3
Other Financing (net)	—	2	—	—	—
Net Cash Flows from Financing Activities	1,542	646	3,424	856	306
Net Increase/(Decrease) in Cash Held	(1,972)	(3,475)	(126)	(1,342)	(540)

Estimated Financial Statements reviewed by the Auditor-General	Page 53

Table 6.3: General Government Sector Cash Flow Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Derivation of Cash Result
Net Cash Flows from Operating Activities	5,223	4,688	5,748	5,927	7,261
Net Cash Flows from Investments in Non-Financial Assets	(8,184)	(8,220)	(9,063)	(8,143)	(8,074)

Cash Surplus/(Deficit)	(2,961)	(3,532)	(3,315)	(2,217)	(813)

Table 6.4: Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(2,961)	(3,532)	(3,315)	(2,217)	(813)
Assets Acquired under Finance Leases	(144)	(154)	(112)	(120)	(129)
Other Financing Arrangements(a)	(69)	(185)	(200)	86	36
ABS GFS Surplus/(Deficit)	(3,174)	(3,871)	(3,627)	(2,251)	(906)
(a)	Comprises movements in payables and receivables of a capital nature.

End of Reviewed Estimated Financial Statements

Page 54	Estimated Financial Statements reviewed by the Auditor-General

Table 6.5: Public Non-financial Corporation Sector Operating Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	—	—	—	—	—
Grants and Subsidies
- Commonwealth General Purpose	—	—	—	—	—
- Commonwealth Specific Purpose Payments	17	1	57	45	54
- Commonwealth National Partnership Payments	—	—	—	—	—
- Other Grants and Subsidies	2,903	2,965	2,748	2,702	2,732
Sale of Goods and Services	15,311	14,430	13,809	14,186	14,430
Interest	113	94	78	76	76
Dividend and Income Tax Equivalents from Other Sectors	—	—	—	—	—
Other Dividends and Distributions	0	0	—	—	6
Fines, Regulatory Fees and Other	2,769	2,870	2,899	2,435	2,886
Total Revenues from Transactions	21,113	20,361	19,591	19,444	20,184

Expenses from Transactions
Employee	3,573	3,566	3,287	3,339	3,299
Superannuation
- Superannuation Interest Cost	91	79	77	70	64
- Other Superannuation	358	426	415	413	410
Depreciation and Amortisation	3,341	3,428	3,616	3,800	3,900
Interest	2,038	1,976	2,095	2,231	2,421
Income Tax Expense	726	725	661	636	614
Other Property	—	—	—	—	—
Other Operating	8,063	7,452	7,020	7,214	7,198
Grants and Subsidies
- Current Grants and Subsidies	316	312	312	312	309
- Capital Grants	515	693	—	—	—
Total Expenses from Transactions	19,020	18,658	17,484	18,015	18,215

Transactions from Discontinuing Operations	—	(13)	—	—	—
NET OPERATING BALANCE - SURPLUS AFTER TAX	2,093	1,690	2,108	1,429	1,968

2013-14 Half-Yearly Review	Page 55

Table 6.5: Public Non-financial Corporation Sector Operating Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Other Economic Flows - Included in the Operating Result
Gain/(Loss) from Superannuation	—	—	—	—	—
Gain/(Loss) from Other Liabilities	—	—	—	—	—
Other Net Gains/(Losses)	251	387	260	193	89
Share of Earnings from Associates (excluding Dividends)	—	—	—	—	—
Dividends from Asset Sale Proceeds	—	—	—	—	—
Deferred Income Tax from Other Sectors	—	—	—	—	—
Other	(38)	(19)	14	37	17
Discontinuing Operations - Other Economic Flows	—	0	—	—	—
Other Economic Flows - included in Operating Result	212	368	274	230	106

Operating Result	2,305	2,058	2,381	1,659	2,074

Other Economic Flows - Other Comprehensive Income

Items that will not be Reclassified to Operating Result
Superannuation Actuarial Gains/(Loss)	791	560	580	327	316
Deferred Tax Direct to Equity	(60)	(155)	(162)	(132)	(143)
Revaluations	2,287	2,552	2,665	2,472	2,510
Share of Earnings from Associates from Revaluations	—	—	—	—	—
Items that may be Reclassified Subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	—	—	—	—	—
Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued	—	—	—	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	(18)	(17)	7	1	—
Other	47	50	19	18	—
Other Economic Flows - Other Comprehensive Income	3,047	2,992	3,110	2,686	2,683

Comprehensive Result - Total Change in Net Worth	5,352	5,049	5,492	4,345	4,757

Key Fiscal Aggregates

Comprehensive Result - Total Change in Net Worth	5,352	5,049	5,492	4,345	4,757
Less: Net Other Economic Flows	(3,259)	(3,360)	(3,384)	(2,916)	(2,789)
Equals: Net Operating Balance - Surplus After Tax	2,093	1,690	2,108	1,429	1,968

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	5,618	5,269	5,369	5,447	4,782
Sales of Non-Financial Assets	(365)	(339)	(422)	(293)	(257)
Less: Depreciation	(3,341)	(3,428)	(3,616)	(3,800)	(3,900)
Plus : Change in Inventories	41	2	(50)	(72)	(11)
Plus : Other Movements in Non-Financial Assets
- Assets Acquired Using Finance Leases	833	785	—	—	1,562
- Other	1,866	1,747	2,475	2,019	2,437
Equals: Total Net Acquisition of Non-Financial Assets	4,652	4,035	3,757	3,301	4,613

Equals: Net Lending/(Borrowing) [Fiscal Balance]	(2,559)	(2,346)	(1,649)	(1,873)	(2,645)
OTHER AGGREGATES
Capital Expenditure (a)	6,451	6,054	5,369	5,447	6,344
Dividends Accrued (b)	1,343	1,293	1,167	1,076	1,054
(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.
(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and therefore does not fully reflect the sector’s call on the financial markets.

Page 56	2013-14 Half-Yearly Review

Table 6.6: Public Non-financial Corporation Sector Balance Sheet

	June 2014	June 2014	June 2015	June 2016	June 2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	969	915	905	903	957
Receivables	2,343	2,184	2,237	2,277	2,280
Tax Equivalents Receivable	—	3	5	5	4
Financial Assets at Fair Value	1,997	1,131	1,110	994	989
Advances Paid	0	1	1	1	1
Deferred Tax Equivalents Assets	728	712	709	705	708
Equity
Investments in Other Public Sector Entities	—	—	—	—	—
Investments in Other Public Sector - Held for Sale	—	—	—	—	—
Investments in Associates	—	—	—	—	—
Other Financial Assets	4	2	2	2	2
Total Financial Assets	6,040	4,947	4,969	4,887	4,942
Non-Financial Assets
Inventories	1,272	1,191	1,137	1,060	1,045
Forestry Stock and Other Biological Assets	706	708	706	706	706
Assets Classified as Held for Sale	47	50	43	49	44
Investment Properties	434	436	453	453	453
Property, Plant and Equipment
Land and Buildings	52,339	52,034	53,090	53,573	55,538
Plant and Equipment	6,048	6,255	6,028	5,780	5,542
Infrastructure Systems	69,233	71,532	77,047	82,534	87,807
Intangibles	1,625	1,584	1,592	1,563	1,560
Other Non-Financial Assets	353	228	245	252	258
Total Non-Financial Assets	132,056	134,017	140,341	145,971	152,953
Total Assets	138,096	138,965	145,310	150,859	157,895
Liabilities
Deposits Held	88	87	87	81	81
Payables	3,043	2,700	2,724	2,831	2,821
Tax Equivalent Payables	269	233	155	155	168
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—	—
Borrowings and Derivatives at Fair Value	190	159	151	68	68
Borrowings at Amortised Cost	34,627	33,925	36,571	39,072	42,607
Advances Received	466	461	434	406	390
Employee Provisions	2,504	2,299	2,374	2,402	2,406
Superannuation Provisions(a)	2,863	2,189	1,683	1,418	1,148
Deferred Tax Equivalent Provisions	4,547	5,509	5,609	5,700	5,822
Other Provisions	1,856	1,827	1,634	1,537	1,503
Other Liabilities	413	376	363	396	385
Total Liabilities	50,866	49,764	51,786	54,066	57,399
NET ASSETS	87,230	89,201	93,524	96,793	100,496
NET WORTH
Accumulated Funds	43,394	43,750	45,569	46,501	47,842
Reserves	43,836	45,451	47,955	50,292	52,654
TOTAL NET WORTH	87,230	89,201	93,524	96,793	100,496
OTHER KEY AGGREGATES
Net Financial Worth	(44,826)	(44,816)	(46,817)	(49,178)	(52,457)
Net Debt(b)	32,406	32,584	35,227	37,728	41,199
Net Financial Liabilities(c)	44,826	44,816	46,817	49,178	52,457
(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.
(c)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

2013-14 Half-Yearly Review	Page 57

Table 6.7: Public Non-financial Corporation Sector Cash Flow Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	—	—	—	—	—
Receipts from Sales of Goods and Services	15,616	14,040	14,028	14,457	14,569
Grants and Subsidies Received	2,917	2,966	2,805	2,747	2,786
Interest Receipts	111	99	75	73	73
Dividends and Income Tax Equivalents	—	1	—	—	—
Other Receipts	1,773	1,804	1,796	1,829	1,817
Total Cash Receipts from Operating Activities	20,418	18,910	18,704	19,107	19,245

Cash Payments from Operating Activities
Payments for Employees	(3,823)	(3,742)	(3,417)	(3,520)	(3,501)
Payments for Superannuation	(384)	(616)	(417)	(422)	(428)
Payments for Goods and Services	(7,988)	(7,628)	(6,819)	(6,886)	(6,911)
Grants and Subsidies Paid	(350)	(312)	(312)	(312)	(309)
Interest Paid	(1,922)	(1,873)	(2,044)	(2,137)	(2,343)
Income Tax Equivalents Paid	(970)	(987)	(781)	(631)	(603)
Other Payments	(1,382)	(1,253)	(1,281)	(1,350)	(1,327)
Total Cash Payments from Operating Activities	(16,820)	(16,410)	(15,072)	(15,258)	(15,422)
Net Cash Flows from Operating Activities	3,598	2,500	3,632	3,849	3,823

Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	366	341	421	293	257
Purchases of Non-Financial Assets	(5,621)	(5,442)	(5,381)	(5,437)	(4,839)
Net Cash Flows from Investments in Non-Financial Assets	(5,255)	(5,102)	(4,960)	(5,144)	(4,582)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	83	166	—	—	—
Payments	(64)	(19)	(15)	(15)	(15)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	19	147	(15)	(15)	(15)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	149	116	123	97	68
Payments for Purchases of Investments	(56)	(249)	(84)	(46)	(44)
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	93	(133)	38	52	24
Net Cash Flows from Investing Activities	(5,142)	(5,088)	(4,936)	(5,107)	(4,574)

Cash Flows from Financing Activities
Advances Received	97	48	20	18	—
Advances Repaid	(169)	(167)	(43)	(68)	(31)
Proceeds from Borrowings	4,037	3,442	3,862	3,504	3,209
Repayments of Borrowings	(1,103)	(908)	(1,289)	(1,014)	(1,288)
Dividends Paid	(1,609)	(1,557)	(1,283)	(1,162)	(1,076)
Deposits Received (net)	(0)	(16)	0	(7)	1
Other Financing (net)	—	—	—	—	—
Net Cash Flows from Financing Activities	1,253	843	1,267	1,271	815
Net Increase/(Decrease) in Cash Held	(292)	(1,745)	(36)	13	64

Page 58	2013-14 Half-Yearly Review

Table 6.7: Public Non-financial Corporation Sector Cash Flow Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	3,598	2,500	3,632	3,849	3,823
Net Cash Flows from Investments in Non-Financial Assets	(5,255)	(5,102)	(4,960)	(5,144)	(4,582)
Dividends Paid	(1,609)	(1,557)	(1,283)	(1,162)	(1,076)
Cash Surplus/(Deficit)	(3,266)	(4,158)	(2,611)	(2,457)	(1,835)

Table 6.8: Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(3,266)	(4,158)	(2,611)	(2,457)	(1,835)
Assets Acquired under Finance Leases	(833)	(785)	—	—	(1,562)
Other Financing Arrangements(a)	2	172	12	(10)	57
ABS GFS Surplus/(Deficit)	(4,097)	(4,772)	(2,598)	(2,468)	(3,341)
(a)	Comprises movements in payables and receivables of a capital nature.

2013-14 Half-Yearly Review	Page 59

Table 6.9: Non-financial Public Sector Operating Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	22,693	22,480	23,761	25,293	26,900
Grants and Subsidies
- Commonwealth General Purpose	15,588	15,742	16,421	17,197	17,812
- Commonwealth Specific Purpose Payments	7,356	7,422	8,037	8,704	9,382
- Commonwealth National Partnership Payments	2,903	2,723	2,846	2,041	1,751
- Other Grants and Subsidies	526	516	597	566	583
Sale of Goods and Services	19,530	18,620	18,311	18,966	19,408
Interest	513	518	494	518	509
Dividend and Income Tax Equivalents from Other Sectors	86	87	91	96	103
Other Dividends and Distributions	467	447	400	425	445
Fines, Regulatory Fees and Other	4,466	4,447	4,802	4,958	5,214
Total Revenues from Transactions	74,127	73,000	75,760	78,764	82,106

Expenses from Transactions
Employee	30,272	30,303	30,755	31,690	32,723
Superannuation
- Superannuation Interest Cost	1,529	1,579	1,549	1,515	1,477
- Other Superannuation	2,823	3,033	3,079	3,151	3,269
Depreciation and Amortisation	7,196	7,335	7,670	7,957	8,155
Interest	4,201	4,109	4,400	4,717	4,984
Income Tax Expense	—	—	—	—	—
Other Property	—	—	—	—	—
Other Operating	21,140	20,394	20,081	21,278	21,715
Grants and Subsidies
- Current Grants and Subsidies	7,086	7,140	7,826	7,968	8,101
- Capital Grants	1,021	1,245	510	458	447
Total Expenses from Transactions	75,267	75,137	75,870	78,734	80,872

Transactions from Discontinuing Operations	—	(13)	—	—	—
NET OPERATING BALANCE - SURPLUS/(DEFICIT)	(1,140)	(2,150)	(110)	30	1,234

Page 60	2013-14 Half-Yearly Review

Table 6.9: Non-financial Public Sector Operating Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m

Other Economic Flows - Included in the Operating Result
Gain/(Loss) from Superannuation	—	—	—	—	—
Gain/(Loss) from Other Liabilities	225	(6)	205	103	97
Other Net Gains/(Losses)	443	1,339	319	310	144
Share of Earnings from Associates (excluding Dividends)	8	8	18	10	10
Dividends from Asset Sale Proceeds	—	—	—	—	—
Deferred Income Tax from Other Sectors	—	—	—	—	—
Other	(44)	(87)	(43)	(44)	(44)
Discontinuing Operations - Other Economic Flows	—	—	—	—	—
Other Economic Flows - included in Operating Result	632	1,254	499	379	207

Operating Result	(507)	(896)	389	409	1,441

Other Economic Flows - Other Comprehensive Income

Items that will not be Reclassified to Operating Result
Superannuation Actuarial Gains/(Loss)	6,444	6,870	5,334	2,860	2,718
Deferred Tax Direct to Equity	—	—	—	—	—
Revaluations	5,995	5,278	6,478	6,331	6,443
Share of Earnings from Associates from Revaluations	—	—	—	—	—
Items that may be Reclassified Subsequently to Operating Result
Net Gain/(Loss) on Equity Investments in Other Sectors	1,970	1,840	1,016	1,095	1,158
Net Gain/(Loss) on Equity Investments in Other Sectors
Discontinued	—	—	—	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value	(18)	(17)	7	1
Other	(8)	946	(102)	(101)	(101)
Other Economic Flows - Other Comprehensive Income	14,383	14,918	12,733	10,186	10,217

Comprehensive Result - Total Change in Net Worth	13,876	14,022	13,123	10,594	11,658

Key Fiscal Aggregates

Comprehensive Result - Total Change in Net Worth	13,876	14,022	13,123	10,594	11,658
Less: Net Other Economic Flows	(15,016)	(16,172)	(13,233)	(10,564)	(10,424)
Equals: Net Operating Balance	(1,140)	(2,150)	(110)	30	1,234

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	14,551	14,257	15,034	13,981	13,162
Sales of Non-Financial Assets	(1,053)	(931)	(831)	(779)	(609)
Less: Depreciation	(7,196)	(7,335)	(7,670)	(7,957)	(8,155)
Plus : Change in Inventories	43	(2)	(59)	(77)	(9)
Plus : Other Movements in Non-Financial Assets
- Assets Acquired Using Finance Leases	977	940	112	120	1,691
- Other	(41)	(184)	531	506	534
Equals: Total Net Acquisition of Non-Financial Assets	7,280	6,744	7,116	5,794	6,615

Equals: Net Lending/(Borrowing) [Fiscal Balance]	(8,420)	(8,894)	(7,226)	(5,764)	(5,381)
OTHER AGGREGATES
Capital Expenditure (a)	15,528	15,196	15,146	14,101	14,853
(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2013-14 Half-Yearly Review	Page 61

Table 6.10: Non-financial Public Sector Balance Sheet

	June 2014	June 2014	June 2015	June 2016	June 2017
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	7,372	6,423	6,294	4,957	4,486
Receivables	6,041	6,158	6,099	6,142	6,141
Tax Equivalents Receivable	—	—	—	—	—
Financial Assets at Fair Value	11,484	11,959	12,441	12,590	12,940
Advances Paid	465	491	545	625	681
Deferred Tax Equivalents Assets	—	1	1	1	1
Equity
Investments in Other Public Sector Entities	(2,883)	(1,023)	(7)	1,087	2,245
Investments in Other Public Sector - Held for Sale	—	—	—	—	—
Investments in Associates	4,197	4,319	4,337	4,347	4,356
Other Financial Assets	18	16	16	16	16
Total Financial Assets	26,696	28,343	29,726	29,765	30,866

Non-Financial Assets
Inventories	1,564	1,461	1,398	1,317	1,304
Forestry Stock and Other Biological Assets	714	715	713	713	713
Assets Classified as Held for Sale	142	147	176	138	145
Investment Properties	489	561	579	579	579
Property, Plant and Equipment
Land and Buildings	115,072	115,002	117,080	117,859	120,050
Plant and Equipment	15,521	15,874	15,609	15,624	15,555
Infrastructure Systems	144,522	146,685	157,541	168,264	178,456
Intangibles	4,140	4,041	4,292	4,308	4,257
Other Non-Financial Assets	2,513	2,380	2,610	2,845	3,096
Total Non-Financial Assets	284,678	286,866	299,999	311,647	324,155
Total Assets	311,373	315,210	329,725	341,412	355,020

Liabilities
Deposits Held	1,038	210	219	218	224
Payables	6,890	6,722	6,650	6,250	6,167
Tax Equivalent Payables	—	—	—	—	—
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—	—
Borrowings and Derivatives at Fair Value	202	168	159	74	72
Borrowings at Amortised Cost	65,493	64,330	70,638	74,261	78,478
Advances Received	714	714	713	747	691
Employee Provisions	15,206	15,460	15,498	15,607	15,681
Superannuation Provisions (a)	42,306	37,185	32,523	30,139	27,712
Deferred Tax Equivalent Provisions	—	3	3	3	3
Other Provisions	7,403	7,645	7,555	7,731	7,988
Other Liabilities	2,613	2,018	1,892	1,911	1,876
Total Liabilities	141,867	134,456	135,850	136,942	138,893
NET ASSETS	169,506	180,754	193,875	204,470	216,128

NET WORTH
Accumulated Funds	61,658	68,300	74,048	77,342	81,524
Reserves	107,848	112,454	119,827	127,128	134,603
TOTAL NET WORTH	169,506	180,754	193,875	204,470	216,128
OTHER KEY AGGREGATES
Net Financial Worth	(115,171)	(106,113)	(106,124)	(107,177)	(108,027)
Net Debt (b)	48,126	46,550	52,449	57,129	61,360
Net Financial Liabilities (c)	112,289	105,090	106,117	108,265	110,272
(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.
(c)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

Page 62	2013-14 Half-Yearly Review

Table 6.11: Non-financial Public Sector Cash Flow Statement

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	22,692	22,527	23,766	25,312	26,924
Receipts from Sales of Goods and Services	20,563	19,084	19,342	20,073	20,368
Grants and Subsidies Received	26,390	26,323	27,802	28,511	29,519
Interest Receipts	504	516	492	504	486
Dividends and Income Tax Equivalents	84	85	87	92	99
Other Receipts	6,925	7,578	7,312	7,460	7,712
Total Operating Receipts	77,157	76,113	78,802	81,953	85,107

Cash Payments from Operating Activities
Payments for Employees	(30,176)	(30,348)	(30,607)	(31,947)	(32,567)
Payments for Superannuation	(3,652)	(3,743)	(3,956)	(4,190)	(4,457)
Payments for Goods and Services	(23,123)	(22,891)	(22,417)	(23,146)	(23,793)
Grants and Subsidies Paid	(5,869)	(5,959)	(6,324)	(6,419)	(6,395)
Interest Paid	(3,465)	(3,420)	(3,717)	(3,935)	(4,239)
Other Payments	(3,682)	(4,389)	(3,693)	(3,688)	(3,700)
Total Operating Payments	(69,966)	(70,750)	(70,714)	(73,324)	(75,151)
Net Cash Flows from Operating Activities	7,191	5,363	8,088	8,628	9,956

Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	1,054	979	831	779	609
Purchases of Non-Financial Assets	(14,471)	(14,096)	(14,844)	(14,081)	(13,214)
Net Cash Flows from Investments in Non-Financial Assets	(13,417)	(13,117)	(14,013)	(13,302)	(12,605)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	119	1,183	79	116	157
Payments	(245)	(260)	(150)	(201)	(222)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	(127)	923	(71)	(85)	(65)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	182	357	356	607	484
Payments for Purchases of Investments	(601)	(2,005)	(558)	(531)	(515)
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(420)	(1,649)	(203)	77	(31)
Net Cash Flows from Investing Activities	(13,964)	(13,843)	(14,287)	(13,311)	(12,702)

Cash Flows from Financing Activities
Advances Received	20	21	33	58	3
Advances Repaid	(56)	(56)	(57)	(51)	(86)
Proceeds from Borrowings	6,213	5,514	7,961	4,959	4,198
Repayments of Borrowings	(1,545)	(1,317)	(1,907)	(1,609)	(1,850)
Deposits Received (net)	(123)	(967)	7	(3)	3
Other Financing (net)	—	65	—	—	—
Net Cash Flows from Financing Activities	4,510	3,260	6,037	3,353	2,269
Net Increase/(Decrease) in Cash Held	(2,263)	(5,220)	(162)	(1,329)	(477)

2013-14 Half-Yearly Review	Page 63

Table 6.11: Non-financial Public Sector Cash Flow Statement (cont)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	7,191	5,363	8,088	8,628	9,956
Net Cash Flows from Investments in Non-Financial Assets	(13,417)	(13,117)	(14,013)	(13,302)	(12,605)

Cash Surplus/(Deficit)	(6,227)	(7,754)	(5,926)	(4,674)	(2,649)

Table 6.12: Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

	2013-14	2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(6,227)	(7,754)	(5,926)	(4,674)	(2,649)
Assets Acquired under Finance Leases	(977)	(940)	(112)	(120)	(1,691)
Other Financing Arrangements(a)	(80)	(209)	(189)	100	51
ABS GFS Surplus/(Deficit)	(7,284)	(8,902)	(6,226)	(4,694)	(4,288)
(a)	Comprises movements in payables and receivables of a capital nature.

Page 64	2013-14 Half-Yearly Review

6.2 Loan Council Allocation

Table 6.13 presents the Budget-time estimates of the State’s Loan Council Allocation (LCA) for 2013-14 and a revised estimate taking into account recent fiscal and economic developments.

Overall, the Loan Council Allocation for 2013-14 is estimated to be $7.4 billion. This is a reduction of $1.3 billion on the Budget-time estimate of $8.7 billion. The variance is within the tolerance limit of $1.5 billion set by the Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

The variance is due to:

▪	a $0.6 billion increase in the general government cash deficit largely relating to changes in net cash flows of operating activities associated with changes in the Budget Result.

▪	a $0.9 billion increase in the public non-financial corporations sector cash deficit primarily relating to the sale of Delta West and Eraring Energy.

Offset by:

▪	a $1.1 billion improvement in the Net Cash Flows from Investments in Financial Assets for Policy Purpose primarily associated with the proceeds from the sale of Delta West and Eraring Energy.

▪	a $1.8 billion change in the memorandum items, driven by the valuation of superannuation reserves increasing $2.2 billion due to higher scheme earnings and to a lesser extent lower than projected benefit payments, plus an increase in university borrowings by $0.4 billion.

Table 6.13: Loan Council Allocation Estimates(a)

		2012-13	2013-14	2013-14
		Actual	Budget-time	Half-Yearly
			Estimate	Estimate
		$m	$m	$m

	General Government Sector Cash Deficit/(Surplus)	2,202	2,961	3,532
	Public Non-Financial Corporations Sector Cash Deficit/(Surplus)	1,501	3,266	4,158
	Non-Financial Public Sector Cash Deficit/(Surplus)(b)	3,708	6,227	7,754
	Acquisitions Under Finance Leases and Similar Arrangements(c)	1,537	1,057	1,148
Equals:	ABS GFS Cash Deficit/(Surplus)	5,245	7,284	8,902
	Net Cash Flows From Investments in Financial Assets For Policy
Minus:	Purposes(d)	4,757	(127)	923
Plus:	Memorandum Items(e)	(1,467)	1,266	(575)
	Loan Council Allocation	(980)	8,677	7,405
(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number.
(b)	The non-financial public sector cash surplus/ (deficit) may not directly equate to the sum of the general government and public non-financial corporation cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.
(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as reported in cash flow statement.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that the Loan Council has agreed should not be included in LCAs - for example, the funding of more than an employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as universities.

2013-14 Half-Yearly Review	Page 65

Public Private Partnerships

As confirmed at the 1997 Loan Council meeting, States are to report their full contingent exposure to public private partnerships (PPP), where the financial impact is not already reflected within the Loan Council Allocation. Exposure is to be measured by the Government’s termination liabilities in the case of private sector default and disclosed as a footnote to, rather than a part of, Loan Council Allocations.

There is no Government commitment to enter PPP projects in 2013-14, which would create a contingent exposure.

Page 66	2013-14 Half-Yearly Review